The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158636

Subject to completion, dated June 17, 2009

Prospectus Supplement

(To Prospectus dated April 17, 2009)

$400,000,000

E*TRADE Financial Corporation

Common stock

E*TRADE Financial Corporation is offering $400 million of its common stock, par value $0.01. Citadel Equity Fund Limited, an affiliate of Citadel Investment Group, L.L.C. (“Citadel”), has agreed with us that it will place an order with the underwriters of the offering to purchase either $50 million or $100 million of our common stock in this offering, depending on the price of the shares offered to the public.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ETFC.” The last reported sale price of our common stock on June 16, 2009 was $1.65 per share.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds to E*TRADE Financial Corporation, before expenses(1)	$	$

(1)	Citadel has agreed with us that it will place an order with the underwriters to purchase shares of our common stock in the offering. We will not pay any commissions and the underwriters will not receive any discounts on any shares sold in this offering to Citadel.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional $60,000,000 of our common stock at the public offering price, less applicable underwriting discounts and commissions, to cover over-allotments, if any.

Investing in our common stock involves risks. You should read “Risk factors” beginning on page S-15 of this prospectus supplement before investing in our common stock.

As a purchaser of the common stock, you will be deemed to have acknowledged, represented to and agreed with us and the underwriters that you are aware that any resale of the common stock back into Ontario must be made with a valid exemption from the registration and prospectus requirements of applicable Canadian securities laws.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as described in “Underwriting.” Delivery of the shares will be made on or about                      , 2009.

J.P. Morgan	Sandler O’Neill + Partners, L.P.

E*TRADE Securities LLC

                    , 2009

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You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us (which we refer to as a “Company free writing prospectus”) and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement may be used only where it is legal to sell the common stock offered hereby. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any related Company free writing prospectus or any document incorporated herein by reference is accurate as of any date other than the date of this prospectus supplement. Also, you should not assume that there has been no change in the affairs of E*TRADE since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

We refer to E*TRADE Financial Corporation in this prospectus supplement as “E*TRADE,” the “Company,” “we,” “us,” “our” or comparable terms. All such references refer to E*TRADE Financial Corporation and its consolidated subsidiaries unless expressly indicated or the context otherwise requires.

An electronic version of this prospectus supplement and accompanying prospectus are available on a special website being maintained by our subsidiary E*TRADE Securities LLC, which is acting as a co-manager in this public offering.

About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”), utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about the shares of our common stock that we are selling in this offering and about the offering itself. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. Before purchasing any shares of common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where you can find more information.”

Information regarding forward-looking statements

Certain information included in this prospectus supplement, the accompanying prospectus and the documents we incorporate herein by reference may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the

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“Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not statements of historical facts are hereby identified as forward-looking statements for these purposes. In particular, statements regarding concurrent transactions, our special stockholders meeting and certain recent developments, as well as statements incorporated by reference that we make under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009 relating to our overall volume trends, and industry forces, margin trends, anticipated capital expenditures and our strategies are forward-looking statements. When used or incorporated by reference in this document, the words “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” “should” and similar expressions are intended to identify forward-looking statements.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of market conditions, historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Except as expressly stated herein, we disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements are set forth under “Risk factors” and discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, including the following:

•	potential actions that government regulators may take with respect to us or our subsidiaries;

•	our potential inability to service and reduce our substantial indebtedness and to raise sufficient additional capital, and the potential negative regulatory consequences that may result therefrom;

•

our potential inability to return to profitability, particularly in light of the significant losses we incurred in 2008 and the substantial diminution in customer assets and accounts we experienced as a result of the losses in our Balance Sheet Management segment in 2007;

•

potential increases in our loan losses and provisions for loan losses if the residential real estate and credit markets continue to deteriorate, which could lead to concerns about our continued viability;

•	our potential inability to retain our current customer assets and accounts and to rebuild our franchise by reclaiming customers and growing assets;

•	our potential inability to reduce the credit risk in our loan portfolio;

•	liabilities and costs associated with investigations and lawsuits, including those relating to our losses from mortgage loans and asset-backed securities;

•	our potential inability to compete effectively;

•	our potential inability to reduce our operating expenses;

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•	adverse changes in general economic conditions, including fluctuations in interest rates;

•	adverse changes in governmental regulations or enforcement practices; and

•	other factors described elsewhere in this prospectus supplement or the accompanying prospectus or in our current and future filings with the SEC.

We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

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Prospectus supplement summary

Overview

E*TRADE Financial Corporation is a financial services company that provides online brokerage and related products and services primarily to individual investors, under the brand “E*TRADE Financial.” Our products and services include investor-focused banking, primarily sweep deposits and savings products, and asset gathering. Our competitive strategy is to attract and retain customers by emphasizing low cost, ease of use and innovation, with delivery of our products and services primarily through online and technology-intensive channels.

We operate directly and through numerous subsidiaries many of which are overseen by governmental and self-regulatory organizations. Our most significant direct and indirect subsidiaries are described below:

•

E*TRADE Bank is a Federally chartered savings bank that provides investor-focused banking services to customers nationwide and deposit accounts insured by the Federal Deposit Insurance Corporation (“FDIC”);

•	E*TRADE Capital Markets, LLC is a registered broker-dealer and market-maker;

•

E*TRADE Clearing LLC is the clearing firm for our brokerage subsidiaries and is a wholly-owned operating subsidiary of E*TRADE Bank. Its main purpose is to transfer securities from one party to another; and

•

E*TRADE Securities LLC is a registered broker-dealer and the primary provider of brokerage services to our customers. See “—Recent developments—E*TRADE Securities became a subsidiary of E*TRADE Bank” for a discussion of the restructuring of this subsidiary.

We provide services primarily to customers in the United States through our website at www.etrade.com. We also offer, either alone or with our partners, branded websites in countries outside of the United States, the most significant of which are: Denmark, Estonia, Finland, France, Germany, Hong Kong, Iceland, the Netherlands, Norway, Singapore, Sweden, the United Arab Emirates and the United Kingdom.

In addition to our websites, we also provide services through our network of customer service representatives, relationship managers and investment advisors. We provide these services over the phone or in person through our 29 E*TRADE Financial Centers.

Strategy

Our core strength is our trading and investing customer franchise. Our strategy centers on eliminating business activities unrelated to this core strength and focusing on the key factors that we believe will best serve our customers, where we are most competitive and where we can earn a return for our shareholders. These key factors include a significant focus on: innovation in trading and investing products and services, growth in new brokerage accounts and continued improvement in customer service. We believe our focus on these key factors combined with our long-term dedication to innovation will lead to continued growth in our core business.

In addition to focusing on our customer franchise, our strategy includes an intense focus on mitigating the risks in our balance sheet caused by the mortgage crisis. We plan to mitigate these risks by minimizing the losses in our loan portfolio while working to generate sufficient levels of capital to offset those losses. We believe that our success or failure in this regard will be the key determinant of our financial health in the near term.

We are also focused on simplifying our organizational structure to improve productivity and reduce our operating expenses. We have streamlined the organizational structure by reducing overlaps, inefficiencies and outdated functions. We believe these streamlining efforts have reduced our overhead expenses and improved our ability to execute.

Products and services

We offer a wide range of products and services to assist our customers with their financial needs. We operate in two segments: (1) trading and investing and (2) balance sheet management. Our primary trading and investing products and services consist of:

•

Brokerage—includes automated order placement and execution of U.S. and international equities, currencies, futures, options, exchange-traded funds, mutual funds and bonds. We also offer quick transfer, wireless account access, extended hours trading, quotes, research and advanced planning tools; and

•

Banking—includes checking, savings, sweep, money market and certificates of deposit (“CD”) products that offer online bill pay, quick transfer, unlimited ATM transactions on eligible accounts and wireless account access.

Our trading and investing segment also includes market-making activities which match buyers and sellers of securities from both the trading and investing segment and unrelated third parties.

Our balance sheet management segment manages the balance sheet of the Company with a specific focus on managing credit risk.

Trading and investing

Our trading and investing segment offers a full suite of financial products and services to customers including brokerage and banking products. The most significant of these products and services are as follows:

•	automated order placement and execution of U.S. equities, futures, options, exchange-traded funds and bond orders;

•	access to international equities in France, Germany, Hong Kong, Japan and the United Kingdom and foreign currencies, including the Euro, Hong Kong dollar, Yen and Sterling;

•	two-second execution guarantee on all Standard & Poor’s 500 stocks and exchange-traded funds;

•	margin accounts allowing customers to borrow against their securities;

•	access to over 7,000 non-proprietary mutual funds;

•	educational services through the Internet, phone or in person and flexible advisory services, including full-service portfolio management;

•	no fee and no minimum individual retirement accounts;

•	FDIC-insured sweep deposit accounts that automatically transfer funds from customer brokerage accounts;

•	interest-earning checking, money market, savings and CD products with FDIC insurance; and

•	access to deposit account balances and transactions, through the Internet, phone or in person.

We offer our customers brokerage and banking products and services via our website, over the phone and in person. Customers have the ability to transfer funds quickly and easily among their brokerage and banking accounts, thereby giving them the opportunity to optimize the yield and liquidity of their funds.

In addition to the services above, our trading and investing segment includes employee stock option management software and services which are provided to corporate customers. This software system facilitates the management of employee option plans, employee stock purchase plans and restricted stock plans, including necessary accounting and reporting functions. This business is a component of the trading and investing segment since it serves as an introduction to E*TRADE for many retail customers who conduct equity option transactions as employees of our corporate customers, with our goal being that these individuals will also use our other products and services.

Our trading and investing segment also includes market-making activities which match buyers and sellers of securities from both the trading and investing segment and unrelated third parties. As a market maker, we take positions in securities and function as a wholesale trader by combining trading lots to match buyers and sellers of securities. Trading gains and losses result from these activities. Our revenues are influenced by overall trading volumes, the number of stocks for which we act as a market maker and the trading volumes and volatility of those specific stocks.

Balance sheet management

The balance sheet management segment includes managing loans previously originated or purchased from third parties and leveraging these loans and customer cash and deposit relationships.

Customer service

We believe providing superior customer service is fundamental to our business. We strive to maintain a high standard of customer service by staffing the customer support team with appropriately trained personnel who are equipped to handle customer inquiries in a prompt yet thorough manner. Our customer service representatives utilize our proprietary web-based platform to provide customers with answers to their inquiries. We also have specialized customer service programs that are tailored to the needs of each customer segment.

We provide customer support through the following channels:

•	Financial Centers—we have 29 Financial Centers located in the U.S. where customers can go to service any of their needs while receiving face to face customer support.

•

Online—we have an online service center where customers can request services on their accounts and obtain answers to frequently asked questions. The online service center also provides customers with the ability to send a secure message to one of our customer service representatives.

•

Telephonic—we have a toll free number that connects customers to an automated phone system which will help ensure that they are directed to the appropriate department for their inquiry. We have been improving the expertise within our customer service team as the vast majority of our customer service representatives now hold a Series 7 license.

Technology

We believe our focus on being a technological leader in the financial services industry enhances our competitive position. This focus allows us to deploy a secure, scalable technology and back office platform that promotes innovative product development and delivery. We continued to invest in these critical platforms in 2008 by delivering advanced mobile capabilities with our Mobile Pro for Blackberry® offering, and by making numerous enhancements to our other advanced trading and research tools while still maintaining what we believe to be industry leading reliability and performance during unprecedented volatility in the marketplace. In addition, in May 2009, we introduced our Mobile Pro for Apple’s iPhone™.

Recent developments

Debt exchange

Assuming the gross proceeds of this offering, before underwriting discounts and expenses payable by us, are at least $350 million, immediately following the pricing of this offering, we will commence an offer to all holders of our 8% Senior Notes due 2011 (the “2011 Notes”) and our 12.5% Springing Lien Notes due 2017 (the “2017 Notes” and, together with the 2011 Notes, the “Notes”) to exchange (the “Debt Exchange”) (i) any and all outstanding 2011 Notes and (ii) up to $310 million aggregate principal amount of 2017 Notes not held by Citadel plus the amount that Citadel has agreed to tender below, in each case for an equal aggregate principal amount of zero-coupon convertible debentures due 2019 (the “Debentures”). Holders tendering their Notes will receive, upon closing of the Debt Exchange, cash in the amount of the accrued and unpaid interest on the Notes exchanged. Citadel has agreed to tender not less than $200 million aggregate principal amount of its 2011 Notes and not less than $600 million nor more than $1 billion aggregate principal amount of its 2017 Notes in the Debt Exchange on the same terms as the other holders of the Notes. As of June 12, 2009, there were $435.5 million aggregate principal amount of 2011 Notes and $2,185.6 million aggregate principal amount of 2017 Notes outstanding. The Debentures issued in the Debt Exchange will be designated as either Class A Debentures or Class B Debentures and will be identical except for the conversion price for each class of Debentures. Holders tendering Notes in the period ending at midnight New York City time on the fifth business day after the commencement of the Debt Exchange as such date may be extended by us with the consent of Citadel (the “Early Tender Period”) will be entitled to receive Class A Debentures in exchange for their tendered Notes. Holders tendering their Notes in the Debt Exchange after the Early Tender Period will be entitled to receive Class B Debentures in exchange for their tendered Notes. The initial conversion price of the Class A Debentures will be equal to the public offering price per share in this offering for the shares not purchased by Citadel or its affiliates after underwriting discounts but before expenses (the “per share net proceeds”) provided that (i) if the per share net proceeds are greater than $1.20, the initial conversion price of the Class A Debentures will be $1.20, and (ii) if the per share net proceeds are less than $1.00, the initial conversion price of the Class A Debentures will be $1.00. The initial conversion price for the Class B Debentures will be 150% of the initial conversion price applicable to the Class A Debentures. Citadel has agreed to tender the Notes it has committed to tender in the Debt Exchange during the Early Tender Period. Completion of the Debt Exchange is conditioned upon, among other things, receipt of stockholder approval to increase our authorized common stock and approve the issuance of the Debentures, receipt of OTS approval and receipt of a minimum of $350 million of gross proceeds in this offering before underwriting discounts and expenses payable by us, as described in “The debt exchange—Conditions to the debt exchange; Special stockholder meeting.”

In connection with the Debt Exchange, we will be seeking consents to amendments and waivers of certain provisions of the indentures governing the Notes, for which we would pay a customary consent fee. By tendering their Notes in the Debt Exchange by the end of the Early Tender Period, holders will be automatically deemed to have delivered consent to each such amendment and waiver, and to have waived any consent fee, in each case as to their tendered Notes. Citadel has agreed to deliver consent with respect to the Notes it does not tender in the Debt Exchange and to waive any consent fee with respect to such Notes such that a majority of each class of Notes will have consented to the amendments. For further information on the potential impact of the Debt Exchange on our financial position, see “Capitalization” in this prospectus supplement. See also “The debt exchange.”

Equity drawdown program

On May 8, 2009, we entered into a distribution agreement with J.P. Morgan Securities Inc. (“J.P. Morgan”) pursuant to which we may offer and sell up to $150,000,000 of our common stock from time to time (the “Equity Drawdown Program”) through J.P. Morgan as our distribution agent. During the period from May 11, 2009 through June 2, 2009, we sold 40.7 million shares of our common stock pursuant to the Equity Drawdown Program, resulting in gross proceeds to us of $65.1 million, or approximately $63.2 million after deducting estimated expenses and an aggregate commission to J.P. Morgan of approximately $1.6 million.

We have suspended sales under the Equity Drawdown Program. We may resume sales under the Equity Drawdown Program following the expiration or waiver of the lock-up period described in this prospectus supplement under “Underwriting.”

Revised segment reporting

Beginning in the first quarter of 2009, we revised our segment financial reporting to reflect the manner in which our management had begun assessing our performance and making resource allocation decisions. We filed a current report on Form 8-K on May 14, 2009 to provide a presentation of our results for the years ended December 31, 2008, 2007 and 2006 with our new segment reporting. The current report on Form 8-K filed on May 14, 2009 also contained a revised presentation of portions of our annual reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006 set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results Review” solely to reflect the change in segment reporting.

Amended order flow agreement

We and a subsidiary entered into an Amended and Restated Equities and Options Order Handling Agreement on June 15 , 2009 (the “Amended and Restated Order Handling Agreement”) with Citadel Derivatives Group, LLC, an affiliate of Citadel. Subject to certain execution quality requirements, the Amended and Restated Order Handling Agreement requires us to route 97.5% of our marketable customer orders in Regulation NMS Stocks (an increase from 40%) until the sixth anniversary of the commencement date and 97.5% (which is not a change) of our customer orders in exchange-listed options to Citadel for order handling and execution until the third anniversary of the commencement date. Citadel may extend the options order flow commitment for an additional year on the third, fourth and fifth anniversaries of the commencement date. The commencement date can be no later than 30 days after the later of: (i) June 15, 2009 and (ii) three (3) business days following Citadel Derivative Group, LLC’s receipt of approval from the OTS. In addition, for each three-month period in which we route less than our options order flow commitments to Citadel, the term of the options order flow commitment may be extended until such commitments are met. We will receive an aggregate cash payment of $100 million within three business days of the commencement date, of which $65 million is in full consideration for the increase in NMS Stock flow and $35 million is in exchange for a credit of $35 million toward future payment for options order flow, which we will continue to earn on a monthly basis. In light of the change from monthly volume based payments to a substantial up-front payment, the liquidated damages payable upon early termination of the Amended and Restated Order Handling Agreement will be increased. As amended, we will be required to pay liquidated damages of up to $200 million in the first year of the Amended and Restated Order Handling Agreement to Citadel in the event of early termination, depending on the event giving rise to termination (such as a failure to route the minimum amount without justification), and the timing of the termination with such amounts decreasing each year. Because the Amended and Restated Order Handling Agreement is subject to approval by the OTS, there is no assurance that the agreement will become effective on the terms negotiated, if at all.

E*TRADE Securities became a subsidiary of E*TRADE Bank

At the request of the OTS, which was approved by our Board of Directors on November 11, 2008, E*TRADE Securities LLC became a subsidiary of E*TRADE Bank on June 9, 2009. See “Risk factors—Risks relating to this offering and owning our stock” for a discussion of the risks to investors in our common stock that result from this transfer.

New Board Member

On June 8, 2009, our Board of Directors appointed Kenneth C. Griffin, President and Chief Executive Officer of Citadel, as a Class II Director. Mr. Griffin will stand for election at the 2010 annual stockholder meeting.

FDIC special assessment

On May 22, 2009, the FDIC enacted a rule that would charge banks and thrifts a special assessment based on their assets, rather than deposits. Pursuant to this rule, the FDIC will charge banks and thrifts a one-time fee in the second quarter of 2009 of 5 cents per $100 of an institution’s assets minus its Tier 1 capital. For banks and thrifts with large asset portfolios, the assessment will be capped at 10 basis points of their domestic deposits. We estimate the total fees payable by us pursuant to this rule to be approximately $20 million.

Special stockholder meeting

We intend to file a preliminary proxy statement on Schedule 14A to solicit proxies for a Special Meeting of Stockholders (the “Special Meeting”) to (1) increase the authorized shares of our common stock, (2) approve the issuance of the consideration offered to holders of Notes (including Citadel) in the Debt Exchange and (3) approve the potential issuance of 365 million shares of common stock or securities convertible or exchangeable into or exercisable for, common stock in connection with future debt exchange transactions. In addition, we will also ask our stockholders for an advisory vote on whether to maintain our Stockholder Rights Plan as described below. The record date of the Special Meeting is expected to be after the closing date of this offering and the meeting date is expected to be as soon as practicable thereafter, based on SEC review of the proxy statement, if any, and subject to applicable law. Holders of shares of our common stock on the record date, including shares of our common stock issued in this offering, will be able to vote their shares at the Special Meeting. In connection with the Special Meeting, we expect to deliver all stockholders entitled to vote at the Special Meeting a definitive proxy statement, specifying the actual record date, meeting date and other important information.

Agreements with Citadel regarding future acquisitions of our common stock; Stockholder rights plan

In connection with this offering and the Debt Exchange, we amended our Stockholder Rights Plan to:

•

exempt Citadel from becoming an “Acquiring Person”, as defined in the Stockholder Rights Plan, in connection with its purchase of shares in this offering and its acquisition of Debentures in the Debt Exchange (including the common stock issuable upon conversion thereof), as well as pursuant to the exercise of its pre-emptive rights as described below;

•

increase Citadel’s allowance for acquiring additional shares of our common stock without becoming an Acquiring Person from approximately 8.5 million shares to 25.0 million shares, effective and contingent upon the settlement of the Debt Exchange; and

•

provide that Citadel will be exempt from becoming an Acquiring Person with respect to any acquisitions of additional shares of our common stock during any Rights Plan Holiday Period, effective and contingent upon the settlement of the Debt Exchange.

A “Rights Plan Holiday Period” means, at any time in which our Stockholder Rights Plan remains in effect, the period commencing upon our public disclosure that E*TRADE Bank has failed to satisfy the Financial Metrics Test for any quarter and ending upon the next public disclosure that E*TRADE Bank has once again satisfied the Financial Metrics Test at the end of a quarter.

The “Financial Metrics Test” means, at the balance sheet date for a fiscal quarter, that E*TRADE Bank has both (i) at least $450 million in Excess Risk-Based Capital and (ii) a Tier 1 Capital Ratio of at least 6.00%.

“Excess Risk-Based Capital” means that portion of E*TRADE Bank’s total capital, as such term is defined in 12 CFR 567.5(c) (as currently or hereafter in effect), that is in excess of the amount of total capital that would be required in order for E*TRADE Bank to have a total risk-based capital ratio of 10.0% as calculated in accordance with 12 CFR Part 567 (as currently or hereafter in effect).

“Tier 1 Capital Ratio” means E*TRADE Bank’s core capital, as such term is defined in 12 CFR 567.5(a) (as currently or hereafter in effect), divided by its adjusted total assets, as such term is defined in 12 CFR 567.1 (as currently or hereafter in effect).

In addition, we have agreed that at the Special Meeting we will submit to our stockholders for an advisory vote the question of whether we should maintain our Stockholder Rights Plan (the “Rights Plan Proposal”). We have agreed with Citadel that neither our Board of Directors nor Citadel will take any position on whether stockholders should vote for or against the Rights Plan Proposal or otherwise seek to influence the outcome of the advisory vote. Citadel has agreed that it will vote its shares representing no more than 9.9% of our shares outstanding and entitled to vote at the Special Meeting on the Rights Plan Proposal in its discretion, and that it will vote the balance of its shares on the Rights Plan Proposal in the same proportions for and against the Rights Plan Proposal as the votes cast by all other stockholders. Following the vote, which will not be binding, our Board of Directors will determine whether to maintain our Stockholder Rights Plan, based on its consideration of all factors deemed relevant to the exercise of its fiduciary duties.

We also granted Citadel pre-emptive rights to allow Citadel to maintain its percentage ownership of our common stock in connection with future issuances by us, subject to Citadel’s purchasing our securities on the same terms and conditions as other purchasers and certain other conditions. The pre-emptive rights will be effective upon the expiration of the Early Tender Period, provided that Citadel has satisfied its minimum tender commitments. If we fail to complete the Debt Exchange, then Citadel’s pre-emptive rights will terminate and be of no further force or effect.

The pre-emptive rights will not apply to issuances of common stock or securities convertible into or exercisable for shares of our common stock (i) in connection with acquisitions by us of other companies or businesses, (ii) in exchange for our 2011 Notes, 7.375% Senior Notes due 2013 (the “2013 Notes”), 7.875% Senior Notes due 2015 (the “2015 Notes”) or 2017 Notes or (iii) pursuant to our stock plans or otherwise in equity compensation arrangements with our directors, officers, employees or consultants.

The pre-emptive rights will be in effect so long as we have in effect a stockholder rights plan, provided that the pre-emptive rights shall terminate and be of no further force or effect upon the earliest to occur of (i) failure to consummate the Debt Exchange or (ii) such time as Citadel no longer beneficially owns at least 19.9% of our outstanding common stock on an as-converted basis (whether or not such securities are convertible or exchangeable for shares of Common Stock at such time in accordance with their terms or by reason of any condition precedent to such conversion or exchange not been satisfied at such time). The preemptive rights will be suspended upon the termination of our Stockholder Rights Plan, but will be automatically reinstated if we reinstate our Stockholder Rights Plan or if we subsequently adopt a new rights plan, “poison pill” or similar plan.

Monthly activity for May 2009

Concurrently with the filing of this prospectus supplement, we released our Monthly Activity Report for May 2009 and provided an intra-quarter update on our loan portfolio delinquencies and certain key financial and balance sheet metrics.

We ended May 2009 with record total accounts of more than 4.5 million, which included record brokerage accounts of more than 2.7 million. This included gross new brokerage accounts of 43,000 and net new brokerage accounts of 23,000. Total Daily Average Revenue Trades (“DARTs”) for May 2009 were 239,439—an increase of 4 percent from April 2009 and 34 percent from the year ago period. We reported approximately 220,000 DARTs for June month to date (as of June 12, 2009) with second quarter DARTs on track to be approximately 15 percent higher than the prior quarter.

Asset flows continued to be positive, as we realized $500 million in net new customer assets during May 2009, marking the eighth consecutive month of positive inflows. Total customer cash and deposits (including brokerage related cash) decreased slightly during the month, while total customer assets increased 5.8 percent. Customers were net buyers of more than $450 million in securities during the month.

We also provided an update concerning delinquencies in our loan portfolio. Special mention delinquencies (30 to 89 days delinquent) for our home equity portfolio, which represents our greatest exposure to loan losses, declined 10 percent from March 31 to May 31. Home equity “at risk” delinquencies (30 to 179 days delinquent) declined 14 percent from March 31 to May 31. Total special mention delinquencies for our loan portfolio, which includes one- to four-family, home equity and consumer and other loans, declined by 7 percent quarter to date as of May 31, 2009.

Detailed information concerning loan delinquencies is provided in table form below.

We also provided an update to certain key financial and balance sheet metrics through the first two months of the second quarter of 2009, as well as certain forecasts for our second quarter results. We caution that this data is preliminary as of June 12, 2009, and subject to change.

April and May 2009 quarter-to-date results

•	Total Net Revenue of $448 million
•	Commission, Fees and Other Revenue of $165 million
•	Operating Expense of $192 million

May 2009 bank capital metrics

As of May 31, 2009, E*TRADE Bank had:

•	Tier-1 and risk-based capital ratios of 6.07% and 12.75%, respectively
•	excess risk-based capital (excess to the regulatory well-capitalized threshold) of $644 million
•	Tier-1 capital to risk weighted assets ratio of 11.46%.

Total net revenue was $448 million for the months of April and May 2009, inclusive of gains on the sale of agency mortgage-backed securities of $54 million. Commission, fees and other revenue totaled just over $165 million and total operating expenses totaled just over $192 million for these two months.

We also forecasted a range for loan loss provision and expected net charge-offs for the full second quarter of 2009:

•	Estimated provision for loan losses of $375 to $450 million
•	Estimated net charge-offs of $375 to $400 million

The estimated range for net charge-offs and provision expenses are based on a combination of actual data from our loan servicers through the second month of the quarter, a forecast for loan charge-offs and recoveries for the month ended June 30, 2009 and an updated loan loss forecast as of April 30, 2009, following our standard quarterly procedures. The forecast is based on actual loan delinquencies through April 30, 2009, and model calibration for delinquency roll rates was based on results as of the same period. Our methodology for estimating allowance for loan losses is more fully described in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009 and our Current Report on Form 8-K filed May 14, 2009.

Monthly activity data

	May-09	Apr-09	May-08(1)	% Chg. M/M	% Chg. Y/Y

Trading days	20.0	21.0	21.0	N.M.	N.M.

Daily Average Revenue Trades	239,439	230,345	178,279	3.9%	34.3%

Gross new brokerage accounts	43,402	56,000	37,553	(22.5)%	15.6%
Gross new stock plan accounts	16,611	12,213	21,562	36.0%	(23.0)%
Gross new banking accounts	4,865	7,411	18,869	(34.4)%	(74.2)%

Total gross new accounts	64,878	75,624	77,984	(14.2)%	(16.8)%

Net new brokerage accounts	23,030	32,550	16,221	N.M.	N.M.
Net new stock plan accounts	10,383	3,520	6,264	N.M.	N.M.
Net new banking accounts	(10,307)	(6,677)	2,946	N.M.	N.M.

Net new accounts	23,106	29,393	25,431	N.M.	N.M.

End of period brokerage accounts	2,716,164	2,693,134	2,514,328	0.9%	8.0%
End of period stock plan accounts	1,016,765	1,006,382	1,008,820	1.0%	0.8%
End of period banking accounts	808,815	819,122	802,418	(1.3)%	0.8%

End of period total accounts	4,541,744	4,518,638	4,325,566	0.5%	5.0%

Customer Assets ($MM)
Security holdings	$94,356	$87,096	$141,797	8.3%	(33.5)%
Brokerage related cash	18,267	18,013	17,922	1.4%	1.9%
Other customer cash and deposits	16,170	16,670	16,195	(3.0)%	(0.2)%

Total customer assets	$128,793	$121,779	$175,914	5.8%	(26.8)%

Net new customer assets ($B)	$0.5	$0.3	$1.4	N.M.	N.M.

(1)	These metrics have been re-presented to exclude activity from discontinued operations.

Loan delinquency data(2)

	May-09	Apr-09	Mar-09	% Chg. May 09 - Apr 09	% Chg. Apr 09 - Mar 09	QTD % Chg. May 09 - Mar 09

One- to Four-Family ($MM)

Current	$10,564	$10,841	$11,112	(3)%	(2)%	(5)%

30-89 days delinquent	556	581	587	(4)%	(1)%	(5)%
90-179 days delinquent	451	460	453	(2)%	2%	(0)%

Total 30-179 days delinquent	1,007	1,041	1,040	(3)%	0%	(3)%
180+ days delinquent(3)	599	512	429	17%	19%	40%

Total delinquent loans	1,606	1,553	1,469	3%	6%	9%

Gross loans receivable(4)	$12,170	$12,394	$12,581	(2)%	(1)%	(3)%

Home Equity ($MM)

Current	$8,678	$8,825	$8,961	(2)%	(2)%	(3)%

30-89 days delinquent	276	277	305	(0)%	(9)%	(10)%
90-179 days delinquent	284	329	347	(14)%	(5)%	(18)%

Total 30-179 days delinquent	560	606	652	(8)%	(7)%	(14)%
180+ days delinquent(3)	81	81	72	0%	13%	13%

Total delinquent loans	641	687	724	(7)%	(5)%	(11)%

Gross loans receivable(4)	$9,319	$9,512	$9,685	(2)%	(2)%	(4)%

Consumer and Other ($MM)

Current	$2,078	$2,116	$2,157	(2)%	(2)%	(4)%

30-89 days delinquent	32	31	41	3%	(24)%	(22)%
90-179 days delinquent	18	17	8	6%	113%	125%

Total 30-179 days delinquent	50	48	49	4%	(2)%	2%
180+ days delinquent(3)	1	1	1	0%	0%	0%

Total delinquent loans	51	49	50	4%	(2)%	2%

Gross loans receivable(4)	$2,129	$2,165	$2,207	(2)%	(2)%	(4)%

Total Loans Receivable ($MM)

Current	$21,320	$21,782	$22,230	(2)%	(2)%	(4)%

30-89 days delinquent	864	889	933	(3)%	(5)%	(7)%
90-179 days delinquent	753	806	808	(7)%	(0)%	(7)%

Total 30-179 days delinquent	1,617	1,695	1,741	(5)%	(3)%	(7)%
180+ days delinquent(3)	681	594	502	15%	18%	36%

Total delinquent loans	2,298	2,289	2,243	0%	2%	2%

Total gross loans receivable(4)	$23,618	$24,071	$24,473	(2)%	(2)%	(3)%

(2)	Amounts and percentages may not calculate due to rounding.

(3)	Loans that are delinquent for 180+ days have been written down to the estimated current property value.

(4)	Includes unpaid principal balances and premiums (discounts).

Supplemental metrics

QTD 5/31/2009

Financial Metrics ($ ‘000s)

Net operating interest income	$ 228,153
Gain on loans and securities, net(5)	54,334
Commission, fees and other revenue(6)	165,088

Total net revenue	$ 447,575
Operating expense	$ 192,384

May-09

Balance Sheet Management Metrics ($MM)

E*TRADE Bank Tier 1 Capital ratio(7)	6.07%
E*TRADE Bank Tier 1 Capital to risk weighted assets ratio(7)	11.46%
E*TRADE Bank Risk-based capital ratio(7)	12.75%
E*TRADE Bank excess Tier 1 Capital(7)	$ 479.6
E*TRADE Bank excess Tier 1 Capital to risk weighted assets(7)	$ 1,278.0
E*TRADE Bank excess risk-based capital(7)	$ 644.3

(5)	Gain on loans and securities, net does not reflect other-than-temporary impairment, which is calculated and booked at quarter end. We expect the impairment for Q209 to be consistent with prior quarters.

(6)	Commission, fees and other revenue consists of the commission, fees and service charges, principal transactions and other revenue line items on the consolidated statement of loss.

(7)	Monthly capital metrics are estimates and are prepared on a basis consistent with the capital information in the quarterly regulatory filings.

Risk factors

An investment in our common stock involves a high degree of risk. This offering and the Debt Exchange are part of a program by us to raise additional equity capital and substantially reduce the amounts required to service our interest expense and debt burden. If we fail to raise additional capital, complete the Debt Exchange or otherwise significantly reduce the interest expense on our indebtedness, we would expect to face negative regulatory consequences. For more information regarding these and other important risks related to an investment in our common stock, see the section entitled “Risk factors.”

Corporate information

Our corporate offices are located at 135 East 57th Street, New York, New York 10022 (tel: 646-521-4300). We were incorporated in California in 1982 and reincorporated in Delaware in July 1996. We maintain a website at www.etrade.com where general information about us is available. Other than the electronic version of this prospectus supplement and accompanying prospectus linked on a section of our website, the information on our website is not a part of, or incorporated by reference in, this prospectus supplement or the accompanying prospectus.

The offering

Issuer	E*TRADE Financial Corporation, a Delaware corporation.

Common stock offered	$400,000,000.

Common stock to be outstanding immediately after completion of this offering	857,776,457 shares.

Use of proceeds

We intend to use the net proceeds of this offering primarily to contribute equity capital to E*TRADE Bank. We may also use a portion of the net proceeds for working capital and general corporate purposes.

We believe that we need to reduce the amount of our outstanding debt and interest expense, but we do not currently anticipate using any of the net proceeds from the sale of common stock offered hereby for debt or interest expense reduction. We anticipate that the primary method for reducing our debt or interest expense will involve the exchange of our existing debt securities for new shares of common stock or securities convertible into or exchangeable or exercisable for our common stock, in transactions (including the Debt Exchange) in which we raise no cash but reduce our debt burden or extend the maturity profile of our debt. The goal of our debt reduction efforts is to reduce our annual interest expense by more than half. Other than the Debt Exchange, we have not entered into any binding arrangement to enter into any debt exchanges, but, as we have in the past, may do so from time to time as market conditions permit. There can be no assurance that we will be successful in achieving our capital objectives.

Risk factors	An investment in our common stock involves a high degree of risk. Please refer to “Risk factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in our common stock.

Registrar and transfer agent	American Stock Transfer & Trust Company, N.A.

Market and trading symbol for the common stock	Our common stock is listed and traded on the NASDAQ Global Select Market under the symbol “ETFC.”

Citadel has agreed with us that it will place an order with the underwriters of the offering to purchase $50 million of common stock in this offering if the public offering price is greater than $1.20 or $100 million of common stock if the public offering price is $1.20 or less. The underwriters are not obligated to fill Citadel’s order and the actual amount of common stock purchased by Citadel in the offering may differ. We will not pay any commissions and the underwriters will not receive any discounts on any shares of common stock sold in this offering to Citadel.

The number of shares to be outstanding immediately after this offering assumes a public offering price of $1.65, which is based on the last reported sale price of our common stock on June 16, 2009. This number is illustrative only and will adjust based on the actual public offering price determined at pricing of this offering. If the public offering price were to be $1.55 instead of $1.65, the number of shares outstanding after the completion of this offering would be 873,416,731. Conversely, if the public offering price were to be $1.75 instead of $1.65, the number of shares outstanding after the completion of this offering would be 843,923,644. The number of shares to be outstanding immediately after this offering is based on 615,352,215 shares outstanding as of June 11, 2009. This number does not include:

(1) 31,933,530 shares subject to outstanding options at a weighted average exercise price of $9.49 per share as of June 11, 2009;

(2) 11,780,484 shares underlying outstanding restricted stock units as of June 11, 2009;

(3) 29,631,126 additional shares reserved as of June 11, 2009 for future issuance under our equity incentive plans; and

(4) shares of our common stock that would be issuable upon conversion of the Debentures if we complete the Debt Exchange.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option to purchase up to $60,000,000 of additional shares of common stock from us.

Risk factors

In the subsection below entitled “—Risks relating to this offering and owning our stock,” unless expressly indicated or the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer solely to E*TRADE Financial Corporation and not to any of its subsidiaries. In all other subsections, unless expressly indicated or the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to E*TRADE Financial Corporation and its consolidated subsidiaries.

Risks relating to this offering and owning our stock

We face negative regulatory actions, including a public form of supervisory action by the Office of Thrift Supervision, or OTS, if we do not raise sufficient new cash equity to support E*TRADE Bank and reduce debt at the Company. Any such actions could have a material negative effect on our business and the value of our common stock.

We are a Savings and Loan Holding Company for E*TRADE Bank, our FDIC-insured thrift subsidiary, and both we and E*TRADE Bank are subject to regulation by the OTS as our primary federal banking regulator. The OTS has advised us, and we agree, that we need to raise additional equity capital for E*TRADE Bank and reduce substantially the amount of the Company’s outstanding debt in order to withstand any further deterioration in current credit and market conditions. Pursuant to a memorandum of understanding we expect to enter into with the OTS in the near future, the OTS is requiring us to submit to the OTS and implement written plans to address these and related matters.

If we are unable to raise enough cash equity capital for E*TRADE Bank or to reduce our debt in the near term, we would face negative regulatory consequences in the form of a public supervisory action, such as a written agreement or a cease and desist order, from the OTS. If the OTS were to take any such supervisory action against us, we and E*TRADE Bank could, among other things, become subject to significant restrictions on our ability to develop any new business, as well as restrictions on our existing business, and we could be required to raise additional capital and/or dispose of certain assets and liabilities within a prescribed period of time. The terms of any public supervisory action by the OTS could have a material negative effect on our business and financial condition and the value of our common stock. Furthermore, any significant reduction in E*TRADE Bank’s regulatory capital could result in E*TRADE Bank being less than “well capitalized” or “adequately capitalized” under applicable capital rules. Either condition could also lead to a public supervisory action by the OTS. A failure of E*TRADE Bank to be “adequately capitalized,” which is not cured within time periods specified in the indentures governing our high-yield debt securities, would constitute a default under our high-yield debt securities and likely result in the high-yield debt securities becoming immediately due and payable at their full face value.

If we were unable to comply with the terms of any supervisory action against us, we and E*TRADE Bank could become subject to further regulatory actions by the OTS, including more severe restrictions on E*TRADE Bank’s business. We and E*TRADE Bank could also become subject to supervisory actions by the OTS if market conditions were to deteriorate to such an extent that any additional equity capital we raise proved to be insufficient for E*TRADE Bank’s or our needs. In either event, in the worst case, the OTS has the authority to place a thrift, such as E*TRADE Bank, into receivership, in which case the FDIC would likely be appointed receiver of the thrift and would proceed to, among other things: (i) enter into a purchase and assumption agreement with a third party in which that third party would purchase and assume all or some of the thrift’s assets and deposits and liquidate the remaining assets and liabilities; (ii) transfer all or some of the thrift’s assets and deposits to a “bridge bank” until such time as one or more purchasers may be found for all or some of the “bridge bank’s” assets and deposits, and liquidate the remaining assets and liabilities; or (iii) liquidate the thrift’s assets and liabilities and pay insured depositors the amount of their deposits up to the insured limits and, to the extent sufficient proceeds from the liquidation are available, pay the remaining claims of insured depositors and the claims of uninsured depositors and other creditors.

In the event of our bankruptcy or liquidation and E*TRADE Bank’s receivership, E*TRADE Financial Corporation would not be entitled to receive any cash or other property or assets from its subsidiaries (including E*TRADE Bank and E*TRADE Securities) until those subsidiaries pay in full their respective creditors, including customers of those subsidiaries and, as applicable, the FDIC and SIPC. At the request of the OTS, E*TRADE Securities became a subsidiary of E*TRADE Bank on June 9, 2009. As a result, claims of the FDIC would also have to be satisfied in full before any of E*TRADE Securities’ assets would be available to holders of our common stock. Furthermore, in the event of our bankruptcy or liquidation, holders of common stock would not be entitled to receive any cash or other property or assets until holders of our high-yield debt securities and our other creditors have been paid in full, and you as a result would likely lose the entire value of your investment.

This offering is part of our plans to satisfy the requirements by the OTS that we increase our equity and reduce our debt. If it is successful, there will be dilution of existing stockholders and purchasers in this offering could potentially, as a result of additional equity offerings, experience dilution in the future, but we do not know whether it will be fully sufficient to avoid any public supervisory action. Any such action could have a material negative effect on our or E*TRADE Bank’s business and the value of our common stock.

In order to raise capital, we have considered and engaged in transactions involving the issuance of preferred stock, common stock, rights, warrants or other equity securities, transactions involving the sale of businesses or assets, the incurrence of secured or unsecured indebtedness, and transactions involving specialized commercial arrangements, each of which may require, either in whole or with respect to certain aspects of the transaction, approval by various regulators, including the OTS, or holders of our securities. Certain transactions are described above under “Prospectus supplement summary—Recent developments.” If this offering is successful, we will have improved our and E*TRADE Bank’s capital position, but we may still consider it advantageous to raise additional cash equity capital. The common stock issued in this offering will dilute our existing stockholders. Additional cash equity required could be issued at a discount to market, which would dilute holders of common stock issued in this offering.

We cannot assure you that the amount of cash equity raised in this offering for E*TRADE Bank, together with the Debt Exchange if consummated, will satisfy the OTS’s requirements. The OTS is not, at this time, confirming whether the completion of this offering and the Debt Exchange would improve our and E*TRADE Bank’s capital position and financial condition to the extent necessary to avoid the conditions that would lead the OTS to take public supervisory actions against us or E*TRADE Bank. Even if we complete this offering and the Debt Exchange, the OTS, which we believe is currently considering public supervisory actions against us in the absence of a satisfactory increase in capital and reduction in debt, may still take such actions at any time. If the OTS takes any such public supervisory actions against us and E*TRADE Bank, such as a cease and desist order, we believe that it could lead to a loss of confidence in the Company and

E*TRADE Bank by investors and customers, as applicable, which could have a materially adverse impact on our business and financial condition.

If the Debt Exchange is not consummated, the value of the common stock sold in this offering would be negatively impacted.

This offering will be completed before the closing of the Debt Exchange. The consummation of the Debt Exchange, which will extend the maturity of a significant amount of our debt and substantially reduce our cash interest expense, is subject to the satisfaction of a number of conditions, including our raising at least $350 million in gross proceeds, before underwriting discounts and expenses payable by us, and the approval of our shareholders at a special meeting to be held in approximately two months. If these conditions are not satisfied, then the existing debt will remain in place without any extension of debt maturities or reduction in cash interest expense. We believe that this would negatively impact the value of the shares sold in this offering and would likely cause the OTS to conclude that we had not adequately addressed our debt reduction obligation. This could lead to public supervisory actions by the OTS that would adversely affect our business and financial condition.

Our plans to reduce our debt will result in significant dilution to our stockholders. We anticipate that the primary method for reducing our debt will involve debt exchanges in which we raise no cash but reduce the outstanding principal amount or extend the maturity profile of our debt, which equaled approximately $3.2 billion as of March 31, 2009, and reduce the associated interest expense, which equaled approximately $350 million on an annualized basis for the three months ended March 31, 2009. A reduction of our debt in sufficient size to meet our capital objectives will require the participation of Citadel, which, we believe, owns more than 70% of our outstanding high yield debt securities.

To reduce the amount of debt we have outstanding, we anticipate engaging in debt exchange transactions, including the Debt Exchange, in which we issue new shares of common stock or securities convertible into or exchangeable or exercisable for our common stock in exchange for our existing high-yield debt securities. Such exchange transactions would reduce the amount of interest we are required to pay in the future, reduce the principal amount due at maturity or extend the maturity profile of our outstanding debt and allow us to recognize income to the extent we retire the debt at a fair value that is less than its face value, but would not result in our receiving cash proceeds. If we are able to consummate these debt exchange transactions, including the Debt Exchange, we expect that the fair market value of the equity or convertible debt we issue would have to exceed the fair market value of the debt offered in exchange in order to provide sufficient incentive to debtholders to participate. As of March 31, 2009, we had $3.2 billion face amount of high-yield debt securities outstanding. Although these high-yield debt securities trade sporadically, the available trading data for the twenty trading days ended June 12, 2009 indicates the aggregate fair market value of these high-yield debt securities is significantly less than the aggregate principal amount of such high-yield debt securities. Based on the available trading data, we estimate the fair market value of the high-yield debt securities to be approximately $2.1 billion, compared to a fair market value of our common stock of approximately $1.2 billion, based on the last reported sale price of our common stock on June 12, 2009. Therefore, any meaningful reduction in our leverage through debt exchange transactions, including the Debt Exchange, would result in significant dilution to holders of our common stock. In addition, a reduction of our debt in sufficient size to meet our capital objectives will require some participation in these debt exchanges by Citadel, which, we believe, owns more than 70% of our outstanding high-yield debt securities. Although Citadel has committed to exchange not less than $200 million aggregate principal amount of its 2011 Notes and between $600 million and $1 billion aggregate principal amount of its 2017 Notes, subject to cutbacks in certain circumstances, in the Debt Exchange, the total principal amount of debt which may be exchanged in the Debt Exchange is not known at this time and will depend on a number of factors, as described in “The debt exchange.” In addition, we will not be able to complete the Debt Exchange (including the exchange of any debt held by Citadel) if we do not receive stockholder approval for the matters to be voted upon in the Special Meeting. We have no commitments from any holder of our high-yield debt securities other than Citadel to exchange Notes in the Debt Exchange or to engage in any other debt exchange transactions. Stockholder approval will be required in order to complete the Debt Exchange and before we can issue a significant amount of stock or convertible debt to the holders of our high-yield debt securities, including Citadel, and OTS approval is required with respect to Citadel’s participation in the Debt Exchange. We cannot assure you that such approvals will be granted. Even if stockholders approve the matters to be voted on at the Special Meeting, we will likely need to seek additional stockholder approvals to cover future equity or convertible debt issuances to Citadel or other holders of our high-yield debt securities. The lock-up provision described under the heading “Underwriting” will not apply to equity issuances made in connection with these debt exchanges.

The interests of our debtholders, including Citadel, may conflict with the interests of the holders of our common stock.

Our existing high-yield debt securities have been trading at prices substantially less than their face value. Since January 1, 2009 through June 12, 2009, our 2017 Notes have traded at prices ranging from 38.5% to 72.3%, our 2011 Notes have traded at prices ranging from 26.2% to 85.0%, our 2013 Notes have traded at prices ranging from 27.0% to 66.0% and our 2015 Notes have traded at prices ranging from 27.0% to 58.2%. The deeply discounted trading prices of our existing high-yield debt securities suggest that certain investors believe there is a substantial risk that we will not be able to pay the principal amount of such securities when due.

In the event of our bankruptcy or liquidation, our debtholders will be entitled to payment in full before holders of our common stock will be entitled to receive any cash or other property or assets. To the extent we are able to raise equity capital, either as a result of the transactions contemplated by this prospectus supplement or otherwise, the value of our existing high-yield debt securities may increase. Any such resulting increase in the trading prices of our existing high-yield debt securities will benefit our debtholders, including Citadel, but will not benefit holders of our common stock who do not also own our existing high-yield debt securities.

Citadel is our largest stockholder, with approximately 15% of our common stock, and, we believe, owns more than 70% of our outstanding high-yield debt securities. Accordingly, Citadel’s interests may conflict with the interests of other stockholders.

Citadel is the largest holder of our common stock, and currently owns approximately 89.1 million shares (approximately 15%) of our common stock. In addition, although Citadel is not required to disclose to us the amount of our outstanding high-yield debt securities it owns, we believe it owns in the aggregate more than 70% of our high-yield debt securities, including, we believe, more than 81% of our 2017 Notes and a majority of each of our 2011 Notes, 2013 Notes and 2015 Notes. In addition, Kenneth Griffin, President and CEO of Citadel, joined the Board of Directors on June 8, 2009 pursuant to a director nomination right granted to Citadel in 2007.

Citadel is an independent entity with its own investors and is entitled to act in its own economic interest with respect to its equity and debt investments in E*TRADE.

As discussed below, our 2017 Notes contain restrictive covenants and as a holder of in excess of 25% of the 2017 Notes or 25% or more of any other series of our high-yield debt securities, Citadel has a right to declare defaults and enforce remedies just like any other lender for so long as Citadel retains 25% or more of the applicable series of high-yield debt securities. In pursuing its economic interests, Citadel may make decisions with respect to fundamental corporate transactions which may be different than the decisions of investors who own only common shares.

Citadel is the largest holder of our common stock and has not entered into any contractual arrangements to protect the interests of other shareholders.

Citadel currently owns approximately 15% of our outstanding common shares. Following this offering and the Debt Exchange, we believe that the common stock owned by Citadel, together with the common stock issuable on conversion of the securities acquired by Citadel in the Debt Exchange, could potentially represent up to nearly 50% of the common stock on a fully diluted basis. Under the law of Delaware, where the Company is incorporated, this would most likely be sufficient to permit Citadel to elect a substantial number of directors and control, or significantly impact, corporate policy, including decisions to enter into mergers or other extraordinary transactions. Citadel will be unable to accomplish these matters for so long as it is subject to certain rules of the OTS regarding rebuttals of control over thrifts and thrift holding companies. If these rules change, or if Citadel receives a waiver or decides to become a thrift holding company, it will be in a position to elect a substantial number of directors and to control, or substantially impact, corporate policy. Further, if Citadel acquires securities representing more than 50% of the total voting power, holders of our debt securities would have the right to require the Company to repurchase all such securities for cash at a premium to their face amount. The Company’s Board of Directors has requested that Citadel agree to certain arrangements to freeze the amount of Citadel’s common stock ownership and to provide contractually that non-Citadel directors are permitted to represent the shareholders other than Citadel in connection with a range of affiliate and control-related transactions. Citadel is unwilling to agree to these arrangements. In addition, as part of the negotiations leading to this offering and the Debt Exchange, Citadel requested, and the Board of Directors has agreed, to grant Citadel pre-emptive rights to maintain its percentage ownership of our common stock in the event of certain issuances of securities by us, and to put the question of whether to retain our Stockholder Rights Plan to an advisory vote at the Special Meeting. Following this vote, the Board will determine whether to terminate our Stockholder Rights Plan, in which case it would no longer be available in the event of acquisitions of additional common stock or certain actions by Citadel that may be detrimental to the non-Citadel stockholders.

Our existing high-yield debt securities contain restrictive covenants and it may be difficult to obtain any consents to amend these covenants which may be required as part of our capital raising activities.

Our existing high-yield debt securities contain restrictive financial covenants. Although these covenants provide substantial flexibility, for example to incur “refinancing indebtedness” and to incur up to $300 million of secured debt under a credit facility, the covenants, among other things, would generally limit our ability to incur additional debt even if we were to substantially reduce our existing debt through debt exchange transactions. We could be forced to repay immediately all our outstanding high-yield debt securities at their full principal amount if we were to breach these covenants and did not cure the breach within the cure periods specified in the respective indentures. Further, if we experience a “change of control,” we could be required to offer to purchase our high-yield debt securities at 101% of their principal amount. A “change of control” under the 2017 Notes would occur if a person (including Citadel) became the beneficial owner of more than 50% of the economic value or voting power of our outstanding equity securities, whereas under the other high-yield debt securities a “change of control” would occur if a person became the beneficial owner of more than 50% of the total voting power of our voting stock and would need to be coupled with a ratings downgrade before we would be required to offer to purchase those securities. We are seeking an amendment to the 2017 Notes that would eliminate the “economic value of equity” test for a change of control and amendments to other covenants in our 2017 and 2011 Notes related to possible TARP financing as part of the Debt Exchange. We could seek to amend the terms of one or more of our other high-yield debt securities as part of a broad-based debt exchange transaction. Because Citadel is deemed our affiliate, we need to obtain the consent of a majority of the non-Citadel holders of the relevant series of high-yield debt securities as well as the consent of Citadel itself to amend the restrictive and other covenants. Because Citadel owns a significant percentage of our high-yield debt securities, particularly of our 2017 Notes, a holder of a relatively small percentage of those notes could significantly delay or block proposed transactions by refusing to grant consents on a timely basis. If we are not successful in obtaining consents to amend our 2017 Notes, Citadel’s participation in the Debt Exchange may be cut back. The Debentures to be issued in the Debt Exchange will contain substantially identical covenants and events of default to those in our existing high-yield debt securities. Citadel will initially own a majority of the Debentures even if it is cut back in the Debt Exchange, and therefore this consent issue may persist until the maturity of the Debentures in 2019.

We are substantially restricted by the terms of our high-yield debt securities.

The indentures governing our high-yield debt securities contain various covenants and restrictions that limit our ability and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;
•	create liens;
•	pay dividends or make other distributions;
•	repurchase or redeem capital stock;
•	make investments or other restricted payments;
•	enter into transactions with our stockholders or affiliates;
•	sell assets or shares of capital stock of our subsidiaries;
•	receive dividend or other payments from our subsidiaries; and
•	merge, consolidate or transfer substantially all of our assets.

As a result of the covenants and restrictions contained in the indentures, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. Each series of our high-yield debt securities contains a limitation, subject to important exceptions, on our ability to incur additional debt if our Consolidated Fixed Charge Coverage Ratio (as defined in the relevant indentures) is less than or equal to 2.50 to 1.0. Our Consolidated Fixed Charge Coverage Ratio was (0.5) to 1.0 as of December 31, 2008 and (0.9) to 1.0 as of March 31, 2009. The terms of any future indebtedness could include more restrictive covenants.

We cannot assure that we will be able to remain in compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the appropriate parties and/or amend the covenants.

We could as a result of the various transactions described herein, or as a result of future transactions, experience an “ownership change” for tax purposes that could cause us to permanently lose a significant portion of our U.S. federal and state deferred tax assets.

The transactions contemplated in this prospectus supplement and the Debt Exchange, could cause us to experience an “ownership change” as defined for U.S. federal income tax purposes. Even if these transactions do not cause us to experience an “ownership change,” these transactions materially increase the risk that we could experience an “ownership change” in the future. As a result, issuances or sales of common stock or other securities in the future (including common stock issued on conversion of the convertible debentures issued in the Debt Exchange and any debt-for-equity exchanges), or certain other direct or indirect changes in ownership, could result in an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”). In the event an “ownership change” were to occur, we could realize a permanent loss of a significant portion of our U.S. federal and state deferred tax assets and lose certain built-in losses that have not been recognized for tax purposes. The amount of the permanent loss would depend on the size of the annual limitation (which is in part a function of our market capitalization at the time of an ownership change) and the remaining carryforward period (U.S. federal net operating losses generally may be carried forward for a period of 20 years). The resulting loss would have a material adverse effect on our results of operations and financial condition.

We have not established a valuation allowance against our U.S. federal deferred tax assets or against a portion of our state and local deferred tax assets as of March 31, 2009, as we believed, based on our analysis as of that date, that it was more likely than not that all of these assets would be realized. Section 382 imposes restrictions on the use of a corporation’s net operating losses, certain recognized built-in losses and other carryovers after an “ownership change” occurs. An “ownership change” is generally a greater than 50 percentage point increase by certain “5% shareholders” during the testing period, which is generally the three year-period ending on the transaction date. Upon an “ownership change,” a corporation generally is subject to an annual limitation on its pre-change losses and certain recognized built-in losses equal to the value of the loss corporation immediately before the “ownership change,” multiplied by the long-term tax-exempt rate (subject to certain adjustments). The annual limitation is increased each year to the extent that there is an unused limitation in a prior year. Since U.S. federal net operating losses generally may be carried forward for up to 20 years, the annual limitation also effectively provides a cap on the cumulative amount of pre-change losses and certain recognized built-in losses that may be utilized. Pre-change losses and certain recognized built-in losses in excess of the cap are effectively lost.

The relevant calculations under Section 382 are technical and highly complex. The transactions contemplated in this prospectus supplement and the Debt Exchange could cause us to experience an “ownership change.” As of March 31, 2009, our deferred tax asset reflected on our balance sheet was $1.1 billion. If an “ownership change” were to occur, we believe we would permanently lose the ability to realize a substantial amount of this asset, resulting in reduction to our total stockholders’ equity. This could also decrease E*TRADE Bank’s regulatory capital. We do not believe, however, that any such decrease in regulatory capital would be material because, among other things, only a small portion of the federal deferred tax asset is currently included in E*TRADE Bank’s regulatory capital.

The market price of our common stock may continue to be volatile.

From January 1, 2006 through June 12, 2009, the price per share of our common stock ranged from a low of $0.59 to a high of $27.76. The market price of our common stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations. In the past, volatility in the market price of a company’s securities has often led to securities class action litigation. Such litigation could result in substantial costs to us and divert our attention and resources, which could harm our business. As discussed in “Note 23—Commitments, Contingencies and Other Regulatory Matters” in “Item 8. Financial Statements and Supplementary Data” in our Current Report on Form 8-K filed May 14, 2009, we are currently a party to litigation related to the decline in the market price of our stock, and such litigation could occur again in the future. Declines in the market price of our common stock or failure of the market price to increase could also harm our ability to retain key employees, reduce our access to capital and otherwise harm our business.

We may need additional funds in the future, which may not be available and which may result in dilution of the value of our common stock.

In the future, we may need to raise additional funds via debt and/or equity instruments, which may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our plans for the growth of our business. In addition, if funds are available, the issuance of equity securities could significantly dilute the value of our shares of our common stock and cause the market price of our common stock to fall. If the matters to be voted on at the Special Meeting are approved by stockholders, we would have the ability to issue a significant number of shares of stock in future transactions without seeking further stockholder approval. If such approval is not granted, then our ability to raise additional funds may be curtailed.

Since the second half of 2008, the global financial markets were in turmoil and the equity and credit markets experienced extreme volatility, which caused already weak economic conditions to worsen. Continued turmoil in the global financial markets could further restrict our access to the public equity and debt markets.

In October 2008, we applied to participate in the TARP Capital Purchase Program established under the Emergency Economic Stabilization Act of 2008. To date, our application has not been approved or rejected. If our application is approved, the acceptance of this funding by us would result in significant dilution to the holders of our common stock as the terms of this program would require us to issue equity instruments to the federal government. In addition, the approval would likely be conditioned upon additional capital raising activities by us, including possible transactions with existing security holders, which likely would result in further substantial dilution to the holders of our common stock. We expect that our participation in the TARP program would require bondholder consent and any additional capital raising activities may require stockholder approval. No assurance can be given that our TARP application will be approved or that, if required, we would receive bondholder consent or stockholder approval. Recent announcements by the U.S. Treasury have indicated that there will be changes to the program going forward, and our application may be approved under a program with different terms than those of the current Capital Purchase Program. If our application is rejected, customers could view this as a negative assessment of our viability, which could in turn lead to destabilization and asset and customer attrition.

We have various mechanisms in place that may discourage takeover attempts.

Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a third party from acquiring control of us in a merger, acquisition or similar transaction that a stockholder may consider favorable. Such provisions include:

•	authorization for the issuance of “blank check” preferred stock;

•	provision for a classified Board of Directors with staggered, three-year terms;

•	the prohibition of cumulative voting in the election of directors;

•	a super-majority voting requirement to effect business combinations or certain amendments to our certificate of incorporation and bylaws;

•	limits on the persons who may call special meetings of stockholders;

•	the prohibition of stockholder action by written consent;

•	and advance notice requirements for nominations to the Board of Directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Attempts to acquire control of the Company may also be delayed or prevented by our Stockholder Rights Plan, which is designed to enhance the ability of our Board of Directors to protect stockholders against unsolicited attempts to acquire control of the Company that do not offer an adequate price to all stockholders or are otherwise not in the best interests of the Company and our stockholders. In connection with this offering and the Debt Exchange, we have agreed to put the question of whether to retain our Stockholder Rights Plan to an advisory vote of our stockholders. Our Board of Directors, in the exercise of its fiduciary duties, has discretion over whether to retain our Stockholder Rights Plan and the advisory vote will not be binding. In addition, certain provisions of our stock incentive plans, management retention and employment agreements (including severance payments and stock option acceleration), and Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

Resales of our common stock in the public market following the offering may cause its market price to fall.

If our stockholders, or if participants in debt exchanges, sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall.

Risks relating to the nature and operation of our business

We have incurred significant losses and cannot assure that we will be profitable.

We incurred a net loss of $511.8 million, or $1.00 loss per share, for the year ended December 31, 2008, and $232.7 million, or $0.41 loss per share, for the three months ended March 31, 2009, and we expect to incur a net loss for the three months ended June 30, 2009 (and a related decrease in stockholders’ equity as of such date), in each case due primarily to losses in our home equity portfolio. Although we have taken a significant number of steps to reduce our credit exposure, we likely will continue to suffer significant credit losses in 2009 and 2010. In late 2007, we experienced a substantial diminution of customer assets and accounts as a result of customer concerns regarding our credit related exposures. While we were able to stabilize and return our retail franchise to growth during 2008, it could take a significant amount of time to fully mitigate the credit issues in our loan portfolio and return to profitability.

We will continue to experience losses in our mortgage loan portfolio.

At March 31, 2009, the principal balance of our home equity loan portfolio was $9.5 billion. During 2008 and the first quarter of 2009, the allowance for loan losses in this portfolio increased by $374.7 million to $833.8 million and decreased by $15.2 million to $818.6 million, respectively, primarily due to a rapid deterioration in performance in the second half of 2007 and continuing into 2008. While losses on the one-to-four family loan portfolio are smaller in scope than the losses on the home equity loan portfolio, and may be offset somewhat by the value of the real estate held upon foreclosure, the allowance for loan losses in this portfolio increased by $166.3 million to $185.2 million and by $123.6 million to $308.8 million during 2008 and the first quarter of 2009, respectively. As the crisis in the residential real estate and credit markets continues, we expect credit losses to continue at historically high levels. There can be no assurance that our provision for loan losses will be adequate if the residential real estate and credit markets continue to deteriorate beyond our expectations. We may be required under such circumstances to further increase our provision for loan losses, which could have an adverse effect on our regulatory capital position and our results of operations in future periods.

We could experience significant losses on other securities held on the balance sheet of E*TRADE Bank.

At March 31, 2009, we held $869.3 million in amortized cost of collateralized mortgage obligations on the consolidated balance sheet. While the majority of this portfolio remains AAA-rated, we incurred impairment charges of $95.0 million during 2008 and $18.8 million in the first quarter of 2009, which was a result of the deterioration in the expected credit performance of the underlying loans in the securities. In the event that these securities have a further decline in credit quality, this could result in additional impairment charges which would have an adverse effect on our regulatory capital position and our results of operations in future periods.

Losses of customers and assets could destabilize the Company or result in lower revenues in future periods.

During November 2007, well-publicized concerns about E*TRADE Bank’s holdings of asset-backed securities led to widespread concerns about our continued viability. From the beginning of this crisis through December 31, 2007 when the situation stabilized, customers withdrew approximately $5.6 billion of net cash and approximately $12.2 billion of net assets from our bank and brokerage businesses. Many of the accounts that were closed belonged to sophisticated and active customers with large cash and securities balances. While we were able to stabilize and return our retail franchise to growth in 2008, concerns about our viability may recur, which could lead to destabilization and asset and customer attrition. If such destabilization should occur, there can be no assurance that we will be able to successfully rebuild our franchise by reclaiming customers and growing assets. If we are not successful, our revenues and earnings in future periods will be lower than we have experienced historically.

We have a large amount of debt.

We have issued a substantial amount of high-yield debt securities, with restrictive financial and other covenants. As of March 31, 2009, our total long-term debt is $3.2 billion and the expected annual interest cash outlay is approximately $350 million, $257 million of which we have the option to pay in the form of additional 2017 Notes through May 2010. Our ratio of debt (our senior debt and term loans) to equity (expressed as a percentage) was 106% at December 31, 2008 and 112% at March 31, 2009. The degree to which we are leveraged could have important consequences, including (i) a substantial portion of our cash flow from operations is dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other purposes; (ii) our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other corporate needs is significantly limited; and (iii) our substantial leverage may place us at a competitive disadvantage, hinder our ability to adjust rapidly to changing market conditions and make us more vulnerable in the event of a further downturn in general economic conditions or our business. If regulatory requirements change in the future to impose capital ratios at the holding company level, we could be required to significantly restructure our capital position. In addition, a significant reduction in revenues could have a material adverse affect on our ability to meet our obligations under our debt securities.

We are subject to investigations and lawsuits as a result of our losses from mortgage loans and asset-backed securities.

In 2007, we recognized an increased provision expense totaling $640 million and asset losses and impairments of $2.45 billion, including the sale of our asset-backed securities portfolio to Citadel. As a result, various plaintiffs filed class actions and derivative lawsuits, which have subsequently been consolidated into one class action and one derivative lawsuit, alleging disclosure violations regarding our home equity, mortgage and securities portfolios during 2007. In addition, the SEC initiated an informal inquiry into matters related to our loan and securities portfolios. The defense of these matters has and will continue to entail considerable cost and will be time-consuming for our management. Unfavorable outcomes in any of these matters could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Many of our competitors have greater financial, technical, marketing and other resources.

The financial services industry is highly competitive, with multiple industry participants competing for the same customers. Many of our competitors have longer operating histories and greater resources than we do and offer a wider range of financial products and services. Other of our competitors offer a more narrow range of financial products and services and have not been as susceptible to the disruptions in the credit markets that have impacted our Company, and therefore have not suffered the losses we have. The impact of competitors with superior name recognition, greater market acceptance, larger customer bases or stronger capital positions could adversely affect our revenue growth and customer retention. Our competitors may also be able to respond more quickly to new or changing opportunities and demands and withstand changing market conditions better than we can. Competitors may conduct extensive promotional activities, offering better terms, lower prices and/or different products and services or combination of products and services that could attract current E*TRADE customers and potentially result in price wars within the industry. Some of our competitors may also benefit from established relationships among themselves or with third parties enhancing their products and services.

The continuing turmoil in the global financial markets could reduce trade volumes and margin borrowing and increase our dependence on our more active customers who receive lower pricing.

Online investing services to the retail customer, including trading and margin lending, account for a significant portion of our revenues. The continuing turmoil in the global financial markets could lead to changes in volume and price levels of securities and futures transactions which may, in turn, result in lower trading volumes and margin lending. In particular, a decrease in trading activity within our lower activity accounts or our accounts related to stock plan administration products and services would significantly impact revenues and increase dependence on more active trading customers who receive more favorable pricing based on their trade volume. A decrease in trading activity or securities prices would also typically be expected to result in a decrease in margin borrowing, which would reduce the revenue that we generate from interest charged on margin borrowing. More broadly, any reduction in overall transaction volumes would likely result in lower revenues and may harm our operating results because many of our overhead costs are fixed.

We depend on payments from our subsidiaries.

We depend on dividends, distributions and other payments from our subsidiaries to fund payments on our obligations, including our debt obligations. Regulatory and other legal restrictions may limit our ability to transfer funds to or from our subsidiaries. Many of our subsidiaries are subject to laws and regulations that authorize regulatory bodies to block or reduce the flow of funds to us, or that prohibit such transfers altogether in certain circumstances. For instance, just as we may not pay dividends to our stockholders without approval from the OTS, E*TRADE Bank may not pay dividends to us without approval from the OTS. These laws and regulations may hinder our ability to access funds that we may need to make payments on our obligations.

We rely heavily on technology, and technology can be subject to interruption and instability.

We rely on technology, particularly the Internet, to conduct much of our activity. Our technology operations are vulnerable to disruptions from human error, natural disasters, power loss, computer viruses, spam attacks, unauthorized access and other similar events. Disruptions to or instability of our technology or external technology that allows our customers to use our products and services could harm our business and our reputation. In addition, technology systems, whether they be our own proprietary systems or the systems of third parties on whom we rely to conduct portions of our operations, are potentially vulnerable to security breaches and unauthorized usage. An actual or perceived breach of the security of our technology could harm our business and our reputation.

Vulnerability of our customers’ computers could lead to significant losses related to identity theft or other fraud and harm our reputation and financial performance.

Because our business model relies heavily on our customers’ use of their own personal computers and the Internet, our business and reputation could be harmed by security breaches of our customers and third parties. Computer viruses and other attacks on our customers’ personal computer systems could create losses for our customers even without any breach in the security of our systems, and could thereby harm our business and our reputation. As part of our E*TRADE Complete Protection Guarantee, we reimburse our customers for losses caused by a breach of security of the customers’ own personal systems. Such reimbursements could have a material impact on our financial performance.

Downturns in the securities markets increase the credit risk associated with margin lending or stock loan transactions.

We permit customers to purchase securities on margin. A downturn in securities markets may impact the value of collateral held in connection with margin receivables and may reduce its value below the amount borrowed, potentially creating collections issues with our margin receivables. In addition, we frequently borrow securities from and lend securities to other broker-dealers. Under regulatory guidelines, when we borrow or lend securities, we must generally simultaneously disburse or receive cash deposits. A sharp change in security market values may result in losses if counterparties to the borrowing and lending transactions fail to honor their commitments.

We may be unsuccessful in managing the effects of changes in interest rates and the enterprise interest-earning assets in our portfolio.

Net operating interest income has become an increasingly important source of our revenue. Our ability to manage interest rate risk could impact our financial condition. Our results of operations depend, in part, on our level of net operating interest income and our effective management of the impact of changing interest rates and varying asset and liability maturities. We use derivatives to help manage interest rate risk. However, the derivatives we utilize may not be completely effective at managing this risk and changes in market interest rates and the yield curve could reduce the value of our financial assets and reduce net operating interest income. Among other items, we periodically enter into repurchase agreements to support the funding and liquidity requirements of E*TRADE Bank. Several market participants have reduced or terminated their participation in the repurchase agreement market. If we are unsuccessful in maintaining our relationships with counterparties, we could recognize substantial losses on the derivatives we utilized to hedge repurchase agreements.

If we do not successfully manage consolidation opportunities, we could be at a competitive disadvantage.

There has recently been significant consolidation in the financial services industry and this consolidation is likely to continue in the future. Should we be excluded from or fail to take advantage of viable consolidation opportunities, our competitors may be able to capitalize on those opportunities and create greater scale and cost efficiencies to our detriment.

We have acquired a number of businesses and, although currently constrained by the terms of our corporate debt, may continue to acquire businesses in the future. The primary assets of these businesses are their customer accounts. Our retention of these assets and the customers of businesses we acquire may be impacted by our ability to successfully continue to integrate the acquired operations, products (including pricing) and personnel. Diversion of management attention from other business concerns could have a negative impact. In the event that we are not successful in our continued integration efforts, we may experience significant attrition in the acquired accounts or experience other issues that would prevent us from achieving the level of revenue enhancements and cost savings that we expect with respect to an acquisition.

Risks associated with principal trading transactions could result in trading losses.

A majority of our market-making revenues are derived from trading as a principal. We may incur trading losses relating to the purchase, sale or short sale of securities for our own account, as well as trading losses in our market maker stocks. From time to time, we may have large positions in securities of a single issuer or issuers engaged in a specific industry. Sudden changes in the value of these positions could impact our financial results.

Reduced spreads in securities pricing, levels of trading activity and trading through market makers could harm our market maker business.

Computer-generated buy/sell programs and other technological advances and regulatory changes in the marketplace may continue to tighten securities spreads. Tighter spreads could reduce revenue capture per share by our market maker, thus reducing revenues for this line of business.

Advisory services subject us to additional risks.

We provide advisory services to investors to aid them in their decision making and also provide full service portfolio management. Investment decisions and suggestions are based on publicly available documents and communications with investors regarding investment preferences and risk tolerances. Publicly available documents may be inaccurate and misleading, resulting in recommendations or transactions that are inconsistent with the investors’ intended results. In addition, advisors may not understand investor needs or risk tolerances, failures that may result in the recommendation or purchase of a portfolio of assets that may not be suitable for the investor. To the extent that we fail to know our customers or improperly advise them, we could be found liable for losses suffered by such customers, which could harm our reputation and business.

Our international operations subject us to additional risks and regulation, which could impair our business growth.

We conduct business in a number of international locations, sometimes through joint venture and/or licensee relationships. Action or inaction in any of these operations, including the failure to follow proper practices with respect to regulatory compliance and/or corporate governance, could harm our operations and/or our reputation.

We have a significant deferred tax asset and cannot assure it will be fully realized.

We had net deferred tax assets of $1.1 billion as of March 31, 2009. We did not establish a valuation allowance against our federal net deferred tax assets as of March 31, 2009 as we believed, based on our analysis as of that date, that it was more likely than not that all of these assets would be realized. In evaluating the need for a valuation allowance, we estimated future taxable income based on management approved forecasts. This process required significant judgment by management about matters that are by nature uncertain. If future events differ significantly from our current forecasts, a valuation allowance may need to be established, which would have a material adverse effect on our results of operations, financial condition and our regulatory capital position at E*TRADE Bank. In addition, a significant portion of the net deferred tax asset relates to a $2.3 billion federal tax loss carryforward, the utilization of which may be further limited in the event of certain material changes in the ownership of the Company as described above. For further discussion of this matter, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 8-K filed May 14, 2009, and our Quarterly Report of Form 10-Q for the three months ended March 31, 2009.

Risks relating to the regulation of our business

We are subject to extensive government regulation, including banking and securities rules and regulations, which could restrict our business practices.

The securities and banking industries are subject to extensive regulation. All of our broker-dealer subsidiaries have to comply with many laws and rules, including rules relating to sales practices and the suitability of recommendations to customers, possession and control of customer funds and securities, margin lending, execution and settlement of transactions and anti money-laundering. We are also subject to additional laws and rules as a result of our market maker operations.

Similarly, E*TRADE Financial Corporation and ETB Holdings, Inc., as Savings and Loan Holding Companies, and E*TRADE Bank, E*TRADE Savings Bank and United Medical Bank, as federally chartered savings banks, are subject to extensive regulation, supervision and examination by the OTS and, in the case of the savings banks, also the FDIC. Such regulation covers all banking business, including lending practices, safeguarding deposits, capital structure, recordkeeping, transactions with affiliates and conduct and qualifications of personnel.

If we fail to comply with applicable securities and banking laws, rules and regulations, either domestically or internationally, we could be subject to disciplinary actions, damages, penalties or restrictions that could significantly harm our business.

The SEC, Financial Industry Regulatory Authority, or FINRA, and other self-regulatory organizations and state securities commissions, among other things, can censure, fine, issue cease-and-desist orders or suspend or expel a broker-dealer or any of its officers or employees. The OTS may take similar action with respect to our banking activities. Similarly, the attorneys general of each state could bring legal action on behalf of the citizens of the various states to ensure compliance with local laws. Regulatory agencies in countries outside of the U.S. have similar authority. The ability to comply with applicable laws and rules is dependent in part on the establishment and maintenance of a reasonable compliance system. The failure to establish and enforce reasonable compliance procedures, even if unintentional, could subject us to significant losses or disciplinary or other actions.

If we do not maintain the capital levels required by regulators, we may be fined or even forced out of business.

The SEC, FINRA, OTS and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers and regulatory capital by banks. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets. Failure to maintain the required net capital could result in suspension or revocation of registration by the SEC and suspension or expulsion by FINRA, and could ultimately lead to the firm’s liquidation. In the past, our broker-dealer subsidiaries have depended largely on capital contributions by us in order to comply with net capital requirements. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require an intensive use of capital could be limited. Such operations may include investing activities, marketing and the financing of customer account balances. Also, our ability to withdraw capital from brokerage subsidiaries could be restricted, which in turn could limit our ability to repay debt and redeem or purchase shares of our outstanding stock.

Similarly, E*TRADE Bank is subject to various regulatory capital requirements administered by the OTS. Failure to meet minimum capital requirements can trigger certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could harm a bank’s operations and financial statements. A bank must meet specific capital guidelines that involve quantitative measures of a bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. A bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about the strength of components of its capital, risk weightings of assets, off-balance sheet transactions and other factors.

Quantitative measures established by regulation to ensure capital adequacy require a bank to maintain minimum amounts and ratios of Total and Tier 1 Capital to Risk-weighted Assets and of Tier 1 Capital to adjusted total assets. To satisfy the capital requirements for a “well capitalized”

financial institution, a bank must maintain higher Total and Tier 1 Capital to Risk-weighted Assets and Tier 1 Capital to adjusted total assets ratios.

As a non-grandfathered Savings and Loan Holding Company, we are subject to regulations that could restrict our ability to take advantage of certain business opportunities.

We are required to file periodic reports with the OTS and are subject to examination by the OTS. The OTS also has certain types of enforcement powers over us, ETB Holdings, Inc. and certain of its subsidiaries, including the ability to issue cease-and-desist orders, force divestiture of E*TRADE Bank and impose civil and monetary penalties for violations of federal banking laws and regulations or for unsafe or unsound banking practices. In addition, under the Gramm-Leach-Bliley Act, our activities are restricted to those that are financial in nature and certain real estate-related activities. We may make merchant banking investments in companies whose activities are not financial in nature if those investments are made for the purpose of appreciation and ultimate resale of the investment and we do not manage or operate the company. Such merchant banking investments may be subject to maximum holding periods and special recordkeeping and risk management requirements. In 2007, the Company moved its subsidiary, E*TRADE Clearing, LLC to become an operating subsidiary of E*TRADE Bank, resulting in increased regulatory oversight and restrictions on the activities of E*TRADE Clearing, LLC.

We believe all of our existing activities and investments are permissible under the Gramm-Leach-Bliley Act, but the OTS has not yet fully interpreted these provisions. Even if our existing activities and investments are permissible, we are unable to pursue future activities that are not financial in nature. We are also limited in our ability to invest in other Savings and Loan Holding Companies.

In addition, E*TRADE Bank is subject to extensive regulation of its activities and investments, capitalization, community reinvestment, risk management policies and procedures and relationships with affiliated companies. Acquisitions of and mergers with other financial institutions, purchases of deposits and loan portfolios, the establishment of new bank subsidiaries and the commencement of new activities by bank subsidiaries require the prior approval of the OTS, and in some cases the FDIC, which may deny approval or limit the scope of our planned activity. These regulations and conditions could place us at a competitive disadvantage in an environment in which consolidation within the financial services industry is prevalent. Also, these regulations and conditions could affect our ability to realize synergies from future acquisitions, could negatively affect us following the acquisition and could also delay or prevent the development, introduction and marketing of new products and services.

Use of proceeds

We estimate that we will receive net proceeds of approximately $             (or approximately $             if the underwriters exercise in full their over-allotment option) from the sale of common stock in this offering after deducting underwriters’ discounts and commissions and estimated expenses payable by us of this offering. We will not pay any commissions and the underwriters will not receive any discounts on any shares sold in this offering to Citadel.

We intend to use the net proceeds from this offering primarily to contribute equity capital to E*TRADE Bank. We may also use a portion of the net proceeds for working capital and general corporate purposes.

We believe that we need to reduce the amount of our outstanding debt and interest expense, but we do not currently anticipate using any of the net proceeds from the sale of common stock offered hereby for debt or interest expense reduction. We anticipate that the primary method for reducing our debt or interest expense will involve the exchange of our existing debt securities for new shares of common stock or securities convertible into or exchangeable or exercisable for our common stock, in transactions (including the Debt Exchange) in which we raise no cash but reduce our debt burden or extend the maturity profile of our debt. The goal of our debt reduction efforts is to reduce our annual interest expense by more than half. Other than the Debt Exchange, we have not entered into any binding arrangement to enter into any debt exchanges, but, as we have in the past, may do so from time to time as market conditions permit. There can be no assurance that we will be successful in achieving our capital objectives.

Price range of common stock

Our common stock is traded on the NASDAQ Global Select Market under the symbol “ETFC.” The following table sets forth, for the periods presented, the high and low closing sales prices per share of our common stock as reported on the NASDAQ Global Select Market.

	High	Low

Fiscal Year Ending December 31, 2009
First Quarter	$1.40	$0.59
Second Quarter (through June 16, 2009)	$2.58	$1.23

Fiscal Year Ended December 31, 2008
First Quarter	$5.17	$2.25
Second Quarter	4.36	3.10
Third Quarter	4.05	2.46
Fourth Quarter	3.23	0.88

Fiscal Year Ended December 31, 2007
First Quarter	$25.45	$21.18
Second Quarter	25.60	21.09
Third Quarter	23.51	11.89
Fourth Quarter	13.98	3.37

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2009:

•	on an actual basis;

•

on a pro forma basis to give effect to our entry into the Amended and Restated Order Handling Agreement and the 40,722,445 shares of our common stock sold through June 2, 2009 pursuant to the Equity Drawdown Program; and

•

on a pro forma, as adjusted basis to give effect to the pro forma changes described above as well as (i) the consummation of the Debt Exchange assuming that approximately $313.5 million aggregate principal amount of our 2011 Notes and $736.5 million aggregate principal amount of our 2017 Notes have been tendered on or prior to the Early Tender Date and accepted, and (ii) the anticipated completion of this offering, assuming that $400 million of our common stock is sold, of which $50 million is purchased by Citadel.

The table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, our Current Report on Form 8-K filed May 14, 2009 and our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus supplement.

	As of March 31, 2009
(in millions, except for share amounts and par value)	Actual(1)	Pro Forma(1)(2)	Pro forma Adjusted for the Debt Exchange and this Offering(1)(2)

Cash and equivalents	$4,492	$ 4,656	$ 5,035

Debt:
8.0% Senior Notes due 2011(3)	$435	$ 435	$ 122
7.375% Senior Notes due 2013(3)	415	415	415
7.875% Senior Notes due 2015(3)	243	243	243
12.5% Springing Lien Notes due 2017(3)	2,057	2,057	1,320
Class A Convertible Debentures	—	—	1,050
Class B Convertible Debentures	—	—	—
Discount and fair value adjustments	(397)	(397)	(270)

Total debt	2,753	2,753	2,880

Stockholders equity:
Preferred stock; 1,000,000 shares authorized;	—	—	—
Common stock, $0.01 par value; 1,200,000,000 shares authorized; 572,051,743 shares issued and outstanding actual(4)	6	6	8
Additional paid-in capital	4,085	4,148	4,524
Accumulated deficit	(1,079)	(1,248)	(1,346)
Accumulated other comprehensive loss	(554)	(554)	(554)

Total stockholders’ equity	2,458	2,352	2,632

Total capitalization	$5,211	$ 5,105	$ 5,512

(1)	At the Special Meeting, stockholders will vote on proposals to authorize the Board of Directors to increase the authorized shares of our common stock and to approve the issuance of the exchange consideration in the Debt Exchange. This table does not give effect to any of these proposals, which may or may not be approved by stockholders.

(2)	As a result of the Amended and Restated Order Handling Agreement, our Capital Markets business will no longer receive this order flow, which results in a decrease in the level of income attributed to this business. As such, it is likely that the goodwill and intangibles of approximately $170 million related to our Capital Markets business will be impaired. This potential impairment is reflected in the accumulated deficit in the table on a pro forma basis.

(3)	Debt balances represent principal amount, which is exclusive of premium (discount) and adjustments on fair value hedge relationships.

(4)	This number is based on the total number of shares outstanding as of March 31, 2009. The number of shares of common stock outstanding as of June 11, 2009 is 615,352,215, which does not include:

(1)	31,933,530 shares subject to outstanding options at a weighted average exercise price of $9.49 per share as of June 11, 2009;

(2)	11,780,484 shares underlying outstanding restricted stock units as of June 11, 2009; and

(3)	29,631,126 additional shares reserved as of June 11, 2009 for future issuance under our equity incentive plans.

The pro forma and as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing of this offering and the respective amounts of Class A Debentures and Class B Debentures issued in the Debt Exchange, as applicable. If less than all of our 2011 Notes, or less than $736.5 million aggregate principal amount of our 2017 Notes are tendered for exchange, the Notes not tendered will continue to be outstanding after the Debt Exchange and there will be a corresponding reduction in the amount of Debentures to be outstanding after the Debt Exchange. If any of the Notes are tendered for exchange after the Early Tender Period, and not validly withdrawn, then a corresponding amount of Class B Debentures will be outstanding after the Debt Exchange in lieu of an equal amount of Class A Debentures shown.

Assuming $313.5 million aggregate principal amount of 2011 Notes and $736.5 million aggregate principal amount of 2017 Notes is tendered and accepted in the Debt Exchange, our corporate interest expense will be reduced by approximately $6 million and $23 million, respectively, on a quarterly basis, assuming we do not elect to capitalize interest on the 2017 Notes. In addition, if the above amount of 2011 Notes and 2017 Notes is exchanged, we will recognize a loss in 2009 to the extent the book value of such Notes is less than the fair value of the Debentures issued in exchange for such Notes. The book value of such 2011 Notes and 2017 Notes currently includes an aggregate discount of approximately $140 million, which will increase the loss on exchange by the same amount. For example, if the Debentures are determined to have a fair value equal to their principal amount, such loss would be $140 million. Since the vast majority of this discount (approximately $138 million) is attributable to the 2017 Notes, any increase or decrease in the number of 2017 Notes exchanged will have a greater impact on the amount of loss recognized than an equivalent increase in the amount of 2011 Notes exchanged. In addition, the fair value of the Debentures is not estimable at this time and will depend, among other things, on the trading price of our common stock upon closing of the Debt Exchange and the exercise price of the Debentures issued in exchange for the Notes, which will be determined based on the price of our shares of common stock sold in this offering.

The debt exchange

General

Assuming the gross proceeds of this offering, before underwriting discounts and expenses payable by us, are at least $350 million, immediately following the pricing of this offering, we will commence an offer to all holders of our 2011 Notes and our 2017 Notes to exchange (i) any and all outstanding 2011 Notes and (ii) up to $310 million aggregate principal amount of 2017 Notes not held by Citadel plus the amount that Citadel has agreed to tender below, in each case for an equal aggregate principal amount of zero-coupon convertible debentures due 2019. Holders tendering their Notes will receive, upon closing of the Debt Exchange, cash in the amount of the accrued and unpaid interest on the Notes exchanged. Citadel has agreed to tender not less than $200 million aggregate principal amount of its 2011 Notes and not less than $600 million nor more than $1 billion aggregate principal amount of its 2017 Notes in the Debt Exchange on the same terms as the other holders of the Notes. As of June 12, 2009, there were $435.5 million aggregate principal amount of 2011 Notes and $2,185.6 million aggregate principal amount of 2017 Notes outstanding. The Debentures issued in the Debt Exchange will be designated as either Class A Debentures or Class B Debentures and will be identical except for the conversion price for each class of Debentures. Holders tendering Notes in the period ending at midnight New York City time on the fifth business day after the commencement of the Debt Exchange as such date may be extended by us with the consent of Citadel (the “Early Tender Period”) will be entitled to receive Class A Debentures in exchange for their tendered Notes. Holders tendering their Notes in the Debt Exchange after the Early Tender Period will be entitled to receive Class B Debentures in exchange for their tendered Notes. The initial conversion price of the Class A Debentures will be equal to the public offering price per share in this offering for the shares not purchased by Citadel or its affiliates after underwriting discounts but before expenses (the “per share net proceeds”) provided, that (i) if the per share net proceeds are greater than $1.20, the initial conversion price of the Class A Debentures will be $1.20, and (ii) if the per share net proceeds are less than $1.00, the initial conversion price of the Class A Debentures will be $1.00. The initial conversion price for the Class B Debentures will be 150% of the initial conversion price applicable to the Class A Debentures. Citadel has agreed to tender the Notes it has committed to tender in the Debt Exchange during the Early Tender Period. Completion of the Debt Exchange is conditioned upon, among other things, receipt of stockholder approval to increase our authorized common stock and approve the issuance of the Debentures, receipt of OTS approval and receipt of minimum gross proceeds in this offering as described in “—Conditions to the debt exchange; Special stockholder meeting.”

In connection with the Debt Exchange, we will be seeking consents to amendments and waivers of certain provisions of the indentures governing the Notes, for which we would pay a customary consent fee. By tendering their Notes in the Debt Exchange by the end of the Early Tender Period holders will be automatically deemed to have delivered consent to each such amendment and waiver, and to have waived any consent fee, in each case as to their tendered Notes. Citadel has agreed to deliver consent with respect to the Notes it does not tender in the Debt Exchange and to waive any consent fee with respect to such Notes such that a majority of each class of Notes will have consented to the amendments. For further information on the potential impact of the Debt Exchange on our financial position, see “Capitalization” in this prospectus supplement.

Each of the Debentures will: (i) have a ten year maturity; (ii) not bear interest; (iii) be convertible into shares of our common stock at any time at the election of the holder into a number of shares equal to the quotient of (x) the principal amount of Debentures of such class to be converted and (y) the conversion price applicable to such Debentures immediately prior to conversion; provided that no holder may convert Debentures to the extent such conversion would result in either (A) such holder beneficially owning in excess of 9.9% of our outstanding common stock (which limitations may be waived by such holder), or (B) such holder owning in excess of 24.9% of our outstanding common stock, under the OTS control rules, which limitations may be amended or waived, as applicable, upon the later of (a) one year notice to us and (b) receipt of any necessary regulatory approvals; (iv) contain customary anti-dilution provisions; and (v) will have covenants and events of default substantially similar to those of our 2017 Notes.

Conditions to the debt exchange; Special meeting of stockholders

The Debt Exchange will be subject to customary closing conditions, including (a) required regulatory approvals, including approvals from the OTS with respect to Citadel’s participation in the Debt Exchange, (b) stockholder approval of the Debt Exchange (including Citadel’s participation in the Debt Exchange) under Nasdaq Rule 5635, (c) stockholder approval of an increase in our authorized common stock, and (d) the receipt of at least $350 million in gross proceeds, before underwriting discounts and expenses payable by us, in this offering (including proceeds from the sale of shares to Citadel in this offering) prior to July 15, 2009. We expect to file a preliminary proxy statement on Schedule 14A to solicit proxies for a Special Meeting of Stockholders (the “Special Meeting”), at which we will seek stockholder approval of the Debt Exchange, the increase of our authorized common stock and certain other matters. Holders of shares of our common stock on the record date for the Special Meeting, including shares of our common stock issued in this offering, will be able to vote their shares at the Special Meeting. If you are a holder of shares of our common stock issued on the record date, we will mail you the definitive proxy statement, proxy card and related proxy materials as soon as they are available. See “Where you can find more information.”

Description of capital stock

The following description of our capital stock is based upon our Restated Certificate of Incorporation (“Certificate of Incorporation”), our Bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference in the registration statement of which this prospectus supplement forms a part and are exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (“DGCL”), the Certificate of Incorporation and the Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

General

Our authorized capital stock consists of 1,200,000,000 shares of common stock, $0.01 par value per share and 1,000,000 shares of preferred stock, $0.01 par value per share, of which 1 share has been designated Series A Preferred Stock and 500,000 shares have been designated Series B Participating Cumulative Preferred Stock. As of June 11, 2009, we had outstanding 615,352,215 shares of our common stock. As of June 11, 2009, we had 1,855 stockholders of record. We have no shares of preferred stock outstanding.

An amendment to the Certificate of Incorporation, which has been put forth as Proposal 1 in the preliminary proxy statement on Schedule 14A filed concurrently with this prospectus supplement and will be voted upon at the Special Meeting, will, if approved, increase the authorized shares of common stock to 4,000,000,000.

Each holder of common stock is entitled to one vote per share held on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for the payment of dividends. If we liquidate, dissolve or wind-up our business, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued upon completion of our offering will be fully paid and non-assessable.

Our Series B Preferred Stock (“Series B Preferred Stock”) is entitled to receive quarterly dividends in an amount per share equal to the greater of $1.00 and one thousand times the aggregate per share amount of all cash and non-cash dividends declared on our common stock (excluding dividends payable in shares of common stock or subdivisions of common stock (by reclassification or otherwise)). Each share of Series B Preferred Stock is entitled to 1,000 votes on all matters submitted to a vote of our stockholders. If dividends on any Series B Preferred Stock are unpaid for six quarters or more, the holders of Series B Preferred Stock have the right to elect two directors to our Board of Directors, which right extends until all accrued and unpaid dividends on the Series B Preferred Stock have been paid in full. Our Series B Preferred Stock has a liquidation preference of $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. Our Series B Preferred Stock is not redeemable and will rank junior to all existing and future series of our preferred stock unless specifically provided for otherwise by such series of preferred stock. The Series B Preferred Stock may be issued in fractions of a share.

Stockholder rights plan

Our Board of Directors adopted a Stockholder Rights Plan in July 2001. In connection with the Stockholder Rights Plan, our Board of Directors declared and paid a dividend of one participating preferred share purchase right for each share of common stock outstanding on July 17, 2001. In addition, each share of common stock issued after July 17, 2001 was issued, or will be issued, with an accompanying participating preferred share purchase right. Each right entitles the holder, under certain circumstances, to purchase from us one one-thousandth of a share of Series B Participating Cumulative Preferred Stock, par value $0.01 per share, at an exercise price of $50.00 per one-thousandth of a share of Series B Participating Cumulative Preferred Stock.

The rights are evidenced by the certificates for, and are transferred with, our common stock and will not separate from the underlying common stock and will not be exercisable until the earlier of either (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of securities representing 10% or more of the outstanding shares of the Company’s common stock (an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by our Board of Directors before any person has become an Acquiring Person) following the commencement of a tender offer or exchange offer which would result in any person or group of persons becoming an Acquiring Person. The rights will expire on the earlier of (a) July 9, 2011 or (b) redemption of exchange of the rights by the Company, as described below.

The Board of Directors may exchange the rights at a ratio of one share of common stock for each right at any time after a person or group of affiliated or associated persons has become an Acquiring Person but before such person or group of affiliated or associated persons acquires beneficial ownership of 50% or more of the outstanding shares of our common stock. The Board of Directors may also redeem the rights at a price of $0.01 per right at any time before any person has become an Acquiring Person.

If, after the rights become exercisable, we agree to merge into another entity, another merges into us or we sell more than 50% of our assets, each right will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of common stock of such surviving or acquiring entity having a then-current value of two times the exercise price of the rights.

Agreements with Citadel regarding future acquisitions of our common stock; Stockholder rights plan

In connection with this offering and the Debt Exchange, we amended our Stockholder Rights Plan to:

•

exempt Citadel from becoming an “Acquiring Person”, as defined in the Stockholder Rights Plan, in connection with its purchase of shares in this offering and its acquisition of Debentures in the Debt Exchange (including the common stock issuable upon conversion thereof), as well as pursuant to the exercise of its pre-emptive rights as described below;

•

increase Citadel’s allowance for acquiring additional shares of our common stock without becoming an Acquiring Person from approximately 8.5 million shares to 25.0 million shares, effective and contingent upon the settlement of the Debt Exchange; and

•

provide that Citadel will be exempt from becoming an Acquiring Person with respect to any acquisitions of additional shares of our common stock during any Rights Plan Holiday Period, effective and contingent upon the settlement of the Debt Exchange.

A “Rights Plan Holiday Period” means, at any time in which our Stockholder Rights Plan remains in effect, the period commencing upon our public disclosure that E*TRADE Bank has failed to satisfy the Financial Metrics Test for any quarter and ending upon the next public disclosure that E*TRADE Bank has once again satisfied the Financial Metrics Test at the end of a quarter.

The “Financial Metrics Test” means, at the balance sheet date for a fiscal quarter, that E*TRADE Bank has both (i) at least $450 million in Excess Risk-Based Capital and (ii) a Tier 1 Capital Ratio of at least 6.00%.

“Excess Risk-Based Capital” means that portion of E*TRADE Bank’s total capital, as such term is defined in 12 CFR 567.5(c) (as currently or hereafter in effect), that is in excess of the amount of total capital that would be required in order for E*TRADE Bank to have a total risk-based capital ratio of 10.0% as calculated in accordance with 12 CFR Part 567 (as currently or hereafter in effect).

“Tier 1 Capital Ratio” means E*TRADE Bank’s core capital, as such term is defined in 12 CFR 567.5(a) (as currently or hereafter in effect), divided by its adjusted total assets, as such term is defined in 12 CFR 567.1 (as currently or hereafter in effect).

In addition, we have agreed that at the Special Meeting described above, we will submit to our stockholders for an advisory vote the question of whether we should maintain our Stockholder Rights Plan (the “Rights Plan Proposal”). We have agreed with Citadel that neither our Board of Directors nor Citadel will take any position on whether stockholders should vote for or against the Rights Plan Proposal or otherwise seek to influence the outcome of the advisory vote. Citadel has agreed that it will vote its shares representing no more than 9.9% of our shares outstanding and entitled to vote at the Special Meeting on the Rights Plan Proposal in its discretion, and that it will vote the balance of its shares on the Rights Plan Proposal in the same proportions for and against the Rights Plan Proposal as the votes cast by all other stockholders. Following the vote, which will not be binding, our Board of Directors will determine whether to maintain our Stockholder Rights Plan, based on its consideration of all factors deemed relevant to the exercise of its fiduciary duties.

We also granted Citadel pre-emptive rights to allow Citadel to maintain its percentage ownership of our common stock in connection with future issuances by us, subject to Citadel’s purchasing our securities on the same terms and conditions as other purchasers and certain other conditions. The pre-emptive rights will be effective upon the expiration of the Early Tender Period, provided that Citadel has satisfied its minimum tender commitments. If we fail to complete the Debt Exchange, then Citadel’s pre-emptive rights will terminate and be of no further force or effect.

The pre-emptive rights will not apply to issuances of common stock or securities convertible into or exercisable for shares of our common stock (i) in connection with acquisitions by us of other companies or businesses, (ii) in exchange for our 2011 Notes, 2013 Notes, 2015 Notes or 2017 Notes or (iii) pursuant to our stock plans or otherwise in equity compensation arrangements with our directors, officers, employees or consultants.

The pre-emptive rights will be in effect so long as we have in effect a stockholder rights plan, provided that the pre-emptive rights shall terminate and be of no further force or effect upon the earliest to occur of (i) failure to consummate the Debt Exchange or (ii) such time as Citadel no longer beneficially owns at least 19.9% of our outstanding common stock on an as-converted basis (whether or not such securities are convertible or exchangeable for shares of Common Stock at such time in accordance with their terms or by reason of any condition precedent to such conversion or exchange not been satisfied at such time). The preemptive rights will be suspended upon the termination of our Stockholder Rights Plan, but will be automatically reinstated if we reinstate our Stockholder Rights Plan or we subsequently adopt a new rights plan, “poison pill” or similar plan.

This description is not complete and is qualified, in its entirety, by reference to the Rights Agreement dated as of July 9, 2001, a copy of which was filed as Exhibit 99.2 to our Current Report on Form 8-K filed on July 10, 2001, and the First Amendment to Rights Agreement, dated November 29, 2007, a copy of which was filed as Exhibit 4.3 to our Current Report of Form 8-K filed on December 4, 2007, including any amendments or reports filed for the purpose of updating such description.

Anti-takeover effects or provisions of our certificate of incorporation, bylaws, stockholder rights plan and Delaware law

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management.

Our Certificate of Incorporation and Bylaws provide for a classified Board of Directors and permit the Board of Directors to create new directorships and to elect new directors to serve for the full term of the class of directors in which the new directorship was created. The terms of the directors are staggered to provide for the election of one-third of the board members each year, with each director serving a three-year term. In uncontested elections, each director must be elected to the board by the majority of the votes cast with respect to the director’s election, and must submit his or her resignation to the Board of Directors if he or she does not obtain the required majority. The board has the power to decide whether or not to accept the resignation, but must publicly disclose its decision and, if the resignation is rejected, its rationale within 90 days following certification of the stockholder vote. In contested elections, each director must be elected by a plurality of the votes cast with respect to the director’s election. The Board of Directors (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason, including a vacancy from an enlargement of the Board of Directors; however, a vacancy created by the removal of a director by the stockholders or court order may be filled only by the vote of a majority of the shares at a meeting at which a quorum is present. Any director so elected according to the preceding sentence shall hold office for the remainder of the term of the class of directors in which the new directorship was created or the vacancy occurred. A director or the entire Board of Directors may be removed by stockholders, with or without cause, by the affirmative vote of two-thirds of the outstanding voting stock. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Our Certificate of Incorporation provides that stockholders may take action only at an annual meeting or special meeting and may not take action by written consent. Special meetings of our stockholders may only be called by our Chairman of the Board, our President, a majority of the number of directors constituting the full board, or the holders of not less than 10% of our outstanding voting stock.

Under the terms of our Bylaws, stockholders who intend to present business or nominate persons for election to the board at annual meetings of stockholders must provide notice to our corporate secretary no more than 150 days and no less than 120 days prior to the date of the proxy statement for the prior annual meeting, as more fully set forth in our Bylaws.

Our Certificate of Incorporation provides that, in addition to the requirements of the Delaware General Corporation Law described below, any business combination with an interested stockholder, as these terms are defined in our Certificate of Incorporation and summarized below, requires the affirmative vote of two-thirds of the outstanding voting stock, unless two-thirds of the number of directors constituting the full board approve the transaction.

A business combination is defined for purposes of this provision of our Certificate of Incorporation as:

•

a merger or consolidation of us or any of our subsidiaries with an interested stockholder or with a corporation that is or would become an affiliate or associate, with these terms defined for purposes of this provision of our Certificate of Incorporation as they are defined in the Exchange Act, of an interested stockholder,

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with, or proposed by or on behalf of, an interested stockholder or any affiliate or associate of an interested stockholder involving any assets of ours or our subsidiaries that constitute 5% or more of our total assets,

•

the issuance or transfer by us or by any of our subsidiaries of any of our or their securities to, or proposed by or on behalf of, an interested stockholder or any affiliate or associate of an interested stockholder in exchange for cash, securities or other property that constitute 5% or more of our total assets,

•

the adoption of any plan or proposal for our liquidation or dissolution or any spin-off or split-up of any kind of us or any of our subsidiaries, proposed by or on behalf of an interested stockholder or an affiliate or associate of an interested stockholder, or

•

any reclassification, recapitalization, or merger or consolidation of us with any of our subsidiaries or any similar transaction that has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of us or any of our subsidiaries or (ii) any class of securities of us or any of our subsidiaries convertible into equity securities of us or any of our subsidiaries, in either case, which are directly or indirectly owned by an interested stockholder or an affiliate or associate of an interested stockholder.

An interested stockholder is defined for purposes of this provision of our Certificate of Incorporation as an individual, corporation or other entity which, as of the record date for notice of the transaction or immediately prior to the transaction:

•	is one of our associates or affiliates and at any time within the prior two-year period was the beneficial owner, directly or indirectly, of 10% or more of our outstanding voting securities, or

•	is, or was at any time within the prior two-year period, the beneficial owner, directly or indirectly, of 10% or more of our outstanding voting securities, or

•	is, under circumstances described in more detail in our Certificate of Incorporation, an assignee of any of the persons described above.

A person is the beneficial owner of any voting securities which:

•	that person or any of its affiliates or associates, beneficially owns, directly or indirectly,

•

that person or any of its affiliates or associates has, directly or indirectly, the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, or

•

are beneficially owned, directly or indirectly, by any other person with which the person in question or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock.

Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the powers, rights, designations preferences, qualifications, limitations and restrictions applicable to the preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing potential takeover attempts without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.

These provisions of our Certificate of Incorporation and Bylaws may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our Board of Directors. Such provisions could deprive our stockholders of opportunities to realize a premium on their common stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking to control us or seeking a business combination with us to negotiate terms acceptable to our Board of Directors. These provisions of our Certificate of Incorporation and Bylaws can be changed or amended only by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock.

Stockholder Rights Plan

The Stockholder Rights Plan approved by our Board of Directors is designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by our Board of Directors and that prevents our stockholders from realizing the full value of their shares of our common stock. The rights are not intended to prevent a takeover of us.

We may redeem the rights at a price of $0.01 per right at any time prior to the acquisition of 10% or more of our outstanding common stock by a single acquiror or group. Accordingly, the rights should not interfere with any merger or business combination approved by our Board of Directors.

However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us that is deemed undesirable by our Board of Directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our Board of Directors, except pursuant to an offer conditioned upon the negotiation, purchase or redemption of the rights.

In connection with this offering and the Debt Exchange, we have agreed to put the question of whether to retain our Stockholder Rights Plan to an advisory vote of our stockholders. Our Board of Directors, in the exercise of its fiduciary duties, has discretion over whether to retain our Stockholder Rights Plan and the advisory vote will not be binding.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any merger or consolidation involving the corporation or any majority-owned subsidiary and the interested stockholder;

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any majority-owned subsidiary of any stock of the corporation or of such subsidiary to the interested stockholder;

•

any transaction involving the corporation or any majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•

the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary.

In general, Section 203 defines “interested stockholder” to be any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons within the prior three-year period.

A Delaware corporation may opt out of this provision either with an express provision in its original Certificate of Incorporation or in an amendment to its Certificate of Incorporation or Bylaws approved by its stockholders. We have not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, N.A.

Listing

Our common stock is listed for trading on the NASDAQ Global Select Market under the trading symbol “ETFC.”

Material U.S. federal tax considerations for non-U.S. holders of common stock

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a beneficial owner that is a “Non-U.S. Holder,” other than a Non-U.S. Holder that owns, or has owned, actually or constructively, more than 5% of our common stock. Except as otherwise modified for U.S. federal estate tax purposes, a “Non-U.S. Holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	nonresident alien individual, other than a former citizen or resident of the United States subject to tax as an expatriate;

•	foreign corporation; or

•	foreign estate or trust.

A “Non-U.S. Holder” does not include a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of disposition of our common stock. Such an individual is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our common stock.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and partners in such partnerships are urged to consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of our common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under U.S. federal gift tax laws or under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisers with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

As discussed under “Dividend Policy” in the accompanying prospectus, we do not currently expect to pay dividends. In the event that we do pay dividends, any such dividends treated as dividends for U.S. federal income tax purposes (i.e., any distributions of cash or other property paid out of our current or accumulated earnings and profits) paid to a Non-U.S. Holder of our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if dividends paid to the Non-U.S. Holder are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise, except that the Non-U.S. Holder will be required to provide us with a properly executed Internal Revenue Service Form W-8ECI or W-8BEN in order to claim an exemption from withholding. A corporate non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, or

•

the Company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

The Company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of our common stock is effectively connected with a conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of our common stock may be effectively connected with a conduct of a trade or business in the United States are urged to consult their own tax advisers with respect to the U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax in the case of a corporate Non-U.S. Holder.

Information reporting requirements and backup withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends on our common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of our common stock and the Non-U.S. Holder may be subject to U.S. backup withholding on dividend payments on our common stock or on the proceeds from a sale or other disposition of our common stock. The certification procedures required to claim a reduced rate of withholding under a treaty described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Federal estate tax

Individual Non-U.S. Holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty, our common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through the underwriters named below. J.P. Morgan Securities Inc. and Sandler O’Neill & Partners, L.P. are acting as book-running managers of the offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.
Sandler O’Neill & Partners, L.P.
E*TRADE Securities LLC

Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $             per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to                      additional shares of common stock representing 15% of the aggregate offering amount from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $             per share. We will not pay any commissions and the underwriters will not receive any discounts on the shares of our common stock sold in this offering to Citadel. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise

Per share (other than shares sold to Citadel)	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $450,000.

We have agreed, for a period of 90 days after the date of this prospectus supplement, not to (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc. and Sandler O’Neill & Partners, L.P.; provided that the foregoing prohibitions shall not apply to (1) shares of our common stock issued in this offering, (2) any shares of common stock issued pursuant to any options or other awards (including without limitation restricted stock or restricted stock units), or shares of common stock issued with respect to such options and other awards, granted under our stock plans or otherwise in equity compensation arrangements with our directors, officers, employees and consultants, or (3) any issuance of common stock issued in connection with exchange transactions for our 2011 Notes, 2013 Notes, 2015 Notes or 2017 Notes (including any shares of common stock issued upon conversion, exercise or exchange of any securities issued in such exchange transactions).

Our directors and executive officers and Citadel have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. and Sandler O’Neill & Partners, L.P., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock they owned on June 16, 2009 (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock without the prior written consent of J.P. Morgan Securities Inc. and Sandler O’Neill & Partners, L.P. Among other exceptions, shares of common stock purchased by Citadel in this offering and any shares of common stock issued to Citadel upon conversion of the Debentures received in the Debt Exchange will not be subject to the above described lock-up provisions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock. These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of our common stock to the public in that Relevant Member State prior to the publication of a prospectus supplement in relation to our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of our common stock to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive; or

(c)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turn-over of more than €50,000,000, as shown in its last annual or consolidated accounts.

For the purposes of this provision, the expression an “offer of our common stock to the public” in relation to any of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe to the common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA would not, if we were not an authorized person, apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to any-thing done by it in relation to our common stock in, from or otherwise involving the United Kingdom.

E*TRADE Securities LLC, an affiliate of E*TRADE Financial Corporation, will act as an underwriter in this offering. Accordingly, this offering will be made pursuant to the applicable provisions of NASD Rule 2720(c) of the Financial Industry Regulatory Authority, Inc., or FINRA. Rule 2720(c)(3) requires that the public offering price can be no higher than that recommended by a “qualified independent underwriter,” as defined by FINRA. Sandler O’Neill & Partners, L.P. will serve in the capacity of qualified independent underwriter and will perform due diligence investigations and review and participate in the preparation of this prospectus supplement. We have agreed to reimburse Sandler O’Neill & Partners, L.P. for its expenses, if any, incurred as a result of its engagement as qualified independent underwriter and to indemnify Sandler O’Neill & Partners, L.P. in its capacity as qualified independent underwriters against certain liabilities, including liabilities under the Securities Act.

E*TRADE Securities LLC, as co-Manager, is making an electronic version of this prospectus supplement and the accompanying prospectus available on a website located at www.etrade.com. Other than the electronic version of this prospectus supplement and the accompanying prospectus, none of the information on our website is a part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, and none of this information has been approved or endorsed by us or any underwriter in such capacity. Accordingly, this information should not be relied on by prospective investors in making a decision whether to buy our common stock.

The underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Specifically, as described elsewhere in this prospectus supplement, J.P. Morgan acted as distribution agent under the Equity Drawdown Program. In addition, J.P. Morgan is acting as our financial advisor in connection with the Debt Exchange, for which it will receive a customary fee that is not contingent upon the outcome of the Debt Exchange or any consent solicitation in connection herewith. From time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. J.P. Morgan and its affiliates also have counterparty trading relationships with us.

Legal matters

Various legal matters related to the offering will be passed upon for us by Davis Polk & Wardwell, Menlo Park, California. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits and schedules thereto.

In addition, an electronic version of this prospectus supplement and the accompanying prospectus is available on a website at www.etrade.com being maintained by our subsidiary, E*TRADE Securities LLC. Other than this electronic version of this prospectus supplement and accompanying prospectus, none of the information on our website is part of this prospectus supplement or accompanying prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus supplement:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 26, 2009, except for Items 6,7 and 8 which were updated on the Current Report on Form 8-K filed with the SEC on May 14, 2009;

(b)	our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed with the SEC on May 5, 2009;

(c)	our Current Reports on Form 8-K filed May 8, 2009, May 14, 2009, June 10, 2009 and June 10, 2009; and

(d)	the description of our capital stock and the rights associated therewith included in our Registration Statement on Form 8-A12B filed with the SEC on December 26, 2006, including any amendments or reports filed for the purpose of updating such descriptions.

Any statement contained in a previously filed document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement and accompanying prospectus to the extent that a statement contained in this prospectus supplement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a copy of these filings at no cost by writing or telephoning the office of Investor Relations, E*TRADE Financial Corporation, 135 East 57th Street, New York, New York

10022, (888) 772-3477. Information about us, including our SEC filings, is also available at our website at www.etrade.com. However, other than the electronic version of this prospectus supplement and accompanying prospectus that is being made available at www.etrade.com, the information on our website is not a part of, or incorporated by reference in, this prospectus supplement or the accompanying prospectus and should not be relied upon in determining whether to make an investment in our securities.

Prospectus

E*TRADE Financial Corporation

Common stock, Preferred stock, Debt securities,

Depositary shares, Rights, Warrants, Purchase

contracts, and Units

We may issue shares of our common stock and preferred stock, debt securities, depositary shares, rights, warrants, purchase contracts and units, and we or any selling security holders may offer and sell these securities from time to time in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement before you invest.

We and any selling security holders may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ETFC.” On April 15, 2009, the last reported sale price on the Nasdaq Global Select Market for our common stock was $2.08.

Investing in these securities involves certain risks. See “Item 1A—Risk Factors” beginning on page 6 of our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 17, 2009

You should rely only on the information contained in or incorporated by reference in this prospectus in any supplement hereto or in any related free-writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “E*TRADE,” the “Company,” “we,” “us,” and “our” refer to E*TRADE Financial Corporation and, except where expressly indicated or the context otherwise requires, its subsidiaries.

i

The company

E*TRADE Financial Corporation is a financial services company that provides online brokerage and related products and services primarily to individual retail investors, under the brand “E*TRADE Financial.” Our products and services include investor-focused banking, primarily sweep deposits and savings products, and asset gathering. Our competitive strategy is to attract and retain customers by emphasizing low-cost, ease of use and innovation, with delivery of our products and services primarily through online and technology-intensive channels.

Our corporate offices are located at 135 East 57th Street, New York, New York 10022. We were incorporated in California in 1982 and reincorporated in Delaware in July 1996. We operate directly and through numerous subsidiaries many of which are overseen by governmental and self-regulatory organizations. Our most significant subsidiaries are described below:

•

E*TRADE Bank is a Federally chartered savings bank that provides investor-focused banking services to retail customers nationwide and deposit accounts insured by the Federal Deposit Insurance Corporation (“FDIC”);

•	E*TRADE Capital Markets, LLC is a registered broker-dealer and market-maker;

•

E*TRADE Clearing LLC is the clearing firm for our brokerage subsidiaries and is a wholly-owned operating subsidiary of E*TRADE Bank. Its main purpose is to transfer securities from one party to another; and

•	E*TRADE Securities LLC is a registered broker-dealer and the primary provider of brokerage services to our customers.

We provide services primarily to customers in the U.S. through our website at www.etrade.com. We also offer, either alone or with our partners, branded retail websites outside of the U.S. the most significant of which are: Denmark, Estonia, Finland, France, Germany, Hong Kong, Iceland, the Netherlands, Norway, Singapore, Sweden, the United Arab Emirates and the United Kingdom.

In addition to our websites, we also provide services through our network of customer service representatives, relationship managers and investment advisors. We provide these services over the phone or in person through our 29 E*TRADE Financial Centers.

We maintain a website at www.etrade.com where general information about us is available. Information on our website is not a part of this prospectus.

About this prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or selling security holders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or selling security holders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus:

(a)	Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 26, 2009; and

(b)	The description of our capital stock and the rights associated therewith included in our Registration Statement on Form 8-A12B filed with the SEC on December 26, 2006, including any amendments or reports filed for the purpose of updating such descriptions.

Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a copy of these filings at no cost by writing or telephoning the office of Investor Relations, E*TRADE Financial Corporation, 135 East 57th Street, New York, New York 10022, (888) 772-3477. Information about us, including our SEC filings, is also available at our website at www.etrade.com. However, the information on our website is not a part of, or incorporated by reference in, this prospectus or any prospectus supplement that we file and should not be relied upon in determining whether to make an investment in our securities.

Special note on forward-looking statements

Certain information included in this prospectus and in the documents we incorporate herein by reference may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Statements in this prospectus that are not statements of historical facts are hereby identified as forward-looking statements for these purposes. In particular, statements that we make under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2008 relating to our overall volume trends, and industry forces, margin trends, anticipated capital expenditures and our strategies are forward-looking statements. When used in this document, the words “may,” “believe”, “expect”, “intend,” “anticipate”, “estimate”, “project”, “plan”, “should” and similar expressions are intended to identify forward-looking statements.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements are set forth under “Risk Factors” and discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2008, including the following:

•

our potential inability to return to profitability, particularly in light of the significant losses we incurred in 2008 and the substantial diminution in customer assets and accounts we experienced as a result of the losses in our institutional business segment in 2007;

•	potential increases in our provision for loan losses if the residential real estate and credit markets continue to deteriorate and potential concerns about our continued viability;

•	our potential inability to retain our current customer assets and accounts and to rebuild our franchise by reclaiming customers and growing assets;

•	our potential inability to service our substantial indebtedness and obtain additional financing, as well as the challenges we face due to our substantial leverage;

•	liabilities and costs associated with investigations and lawsuits, including those relating to our losses from mortgage loans and asset-backed securities;

•	our potential inability to compete effectively;

•	adverse changes in general economic conditions, including fluctuations in interest rates;

•	adverse changes in governmental regulations or enforcement practices; and

•	other factors described elsewhere in this prospectus or in our current and future filings with the SEC.

We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

Use of proceeds

We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes, including, but not limited to, funding our operations and financing capital expenditures. We may also invest the proceeds in certificates of deposit, U.S. government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

Dividend policy

We have never declared or paid cash dividends on our common stock. Although we do not currently have any plans to pay cash dividends on our common stock, we may do so in the future (subject to any applicable contractual or other restrictions).

Ratio of earnings to fixed charges and

preferred stock dividends

The following table sets forth our consolidated ratio of earnings to fixed charges and preferred stock dividends:

	For the year ended December 31,
	2008		2007		2006	2005	2004

Ratio of earnings to fixed charges	(a	)	(b	)	1.61	1.75	1.95
Ratio of earnings to fixed charges and preferred stock dividends	(a	)	(b	)	1.61	1.75	1.95

(a)	Earnings for the year ended December 31, 2008 were inadequate to cover fixed charges. The coverage deficiency was $1.3 billion.

(b)	Earnings for the year ended December 31, 2007 were inadequate to cover fixed charges. The coverage deficiency was $2.2 billion.

The ratio of earnings to fixed charges is computed by dividing (i) income (loss) before income taxes, discontinued operations and the cumulative effect of accounting changes less equity in the income (loss) of investments plus fixed charges less the preference securities dividend requirement of consolidated subsidiaries by (ii) fixed charges. Fixed charges include, as applicable, interest expense, amortization of debt issuance costs, the estimated interest component of rent expense (calculated as one-third of net rent expense) and the preference securities dividend requirement of consolidated subsidiaries.

Description of common stock

The following description of our capital stock is based upon our Restated Certificate of Incorporation (“Certificate of Incorporation”), our Bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference in the registration statement of which this prospectus forms a part and are exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (“DGCL”), the Certificate of Incorporation and the Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

General

Our authorized capital stock consists of 1,200,000,000 shares of common stock, $0.01 par value per share and 1,000,000 shares of preferred stock, $0.01 par value per share. As of April 14, 2009, we had outstanding 572,104,465 shares of our common stock. As of April 14, 2009, we had 1,858 stockholders of record.

Each holder of common stock is entitled to one vote per share held on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends. If we liquidate, dissolve or wind-up our business, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued upon completion of our offering will be fully paid and non-assessable.

Stockholder rights plan

Our board of directors adopted a Stockholder Rights Plan in July 2001. In connection with the Stockholder Rights Plan, our board of directors declared and paid a dividend of one participating preferred share purchase right for each share of common stock outstanding on July 17, 2001. In addition, each share of common stock issued after July 17, 2001 was issued, or will be issued, with an accompanying participating preferred share purchase right. Each right entitles the holder, under certain circumstances, to purchase from us one one-thousandth of a share of Series B Participating Cumulative Preferred Stock, par value $0.01 per share, at an exercise price of $50.00 per one-thousandth of a share of Series B Participating Cumulative Preferred Stock.

The rights are evidenced by the certificates for, and are transferred with, our common stock and will not separate from the underlying common stock and will not be exercisable until the earlier of either (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of securities representing 10% or more of the outstanding shares of the Company’s common stock (an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by our board of directors before any person has become an Acquiring Person) following the commencement of a tender offer or exchange offer which would result in any person or group of persons becoming an Acquiring Person. The rights will expire on the earlier of (a) July 9, 2011 or (b) redemption of exchange of the rights by the Company, as described below.

The board of directors may exchange the rights at a ratio of one share of common stock for each right at any time after a person or group of affiliated or associated persons has become an Acquiring Person but before such person or group of affiliated or associated persons acquires beneficial ownership of 50% or more of the outstanding shares of our common stock. The board of directors may also redeem the rights at a price of $.01 per right at any time before any person has become an Acquiring Person.

If, after the rights become exercisable, we agree to merge into another entity, another merges into us or we sell more than 50% of our assets, each right will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of common stock of such surviving or acquiring entity having a then-current value of two times the exercise price of the rights.

This description is not complete and is qualified, in its entirety, by reference to the Rights Agreement dated as of July 9, 2001, a copy of which was filed as Exhibit 99.2 to our Current Report on Form 8-K filed on July 10, 2001, including any amendments or reports filed for the purpose of updating such description.

Anti-takeover effects or provisions of our certificate of incorporation, bylaws, stockholder rights plan, and Delaware law

Certificate of incorporation and bylaws

Our Certificate of Incorporation and Bylaws contain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management.

Our Certificate of Incorporation and Bylaws provide for a classified board of directors and permit the board to create new directorships and to elect new directors to serve for the full term of the class of directors in which the new directorship was created. The terms of the directors are staggered to provide for the election of approximately one-third of the board members each year, with each director serving a three-year term. In uncontested elections, each director must be elected to the board by the majority of the votes cast with respect to the director’s election, and must submit his or her resignation to the board if he or she does not obtain the required majority. The board has the power to decide whether or not to accept the resignation, but must publicly disclose its decision and, if the resignation is rejected, its rationale within 90 days following certification of the stockholder vote. The board (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the board occurring for any reason, including a vacancy from an enlargement of the board; however, a vacancy created by the removal of a director by the stockholders or court order may be filled only by the vote of a majority of the shares at a meeting at which a quorum is present. Any director so elected according to the preceding sentence shall hold office for the remainder of the term of the class of directors in which the new directorship was created or the vacancy occurred. A director or the entire board may be removed by stockholders, with or without cause, by the affirmative vote of two-thirds of the outstanding voting stock. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Our Certificate of Incorporation provides that stockholders may take action only at an annual meeting or special meeting and may not take action by written consent. Special meetings of our stockholders may only be called by our Chairman of the board, our President, a majority of the number of directors constituting the full board, or the holders of not less than 10% of our outstanding voting stock.

Under the terms of our Bylaws, stockholders who intend to present business or nominate persons for election to the board at annual meetings of stockholders must provide notice to our corporate secretary no more than 150 days and no less than 120 days prior to the date of the proxy statement for the prior annual meeting, as more fully set forth in our Bylaws.

Our Certificate of Incorporation provides that, in addition to the requirements of the Delaware General Corporation Law described below, any business combination with an interested stockholder, as these terms are defined in our Certificate of Incorporation and summarized below, requires the affirmative vote of two-thirds of the outstanding voting stock, unless two-thirds of the number of directors constituting the full board approve the transaction.

A business combination is defined for purposes of this provision of our Certificate of Incorporation as:

•

a merger or consolidation of us or any of our subsidiaries with an interested stockholder or with a corporation that is or would become an affiliate or associate, with these terms defined for purposes of this provision of our Certificate of Incorporation as they are defined in the Exchange Act, of an interested stockholder,

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with, or proposed by or on behalf of, an interested stockholder or any affiliate or associate of an interested stockholder involving any assets of ours or our subsidiaries that constitute 5% or more of our total assets,

•

the issuance or transfer by us or by any of our subsidiaries of any of our or their securities to, or proposed by or on behalf of, an interested stockholder or any affiliate or associate of an interested stockholder in exchange for cash, securities or other property that constitute 5% or more of our total assets,

•

the adoption of any plan or proposal for our liquidation or dissolution or any spin-off or split-up of any kind of us or any of our subsidiaries, proposed by or on behalf of an interested stockholder or an affiliate or associate of an interested stockholder, or

•

any reclassification, recapitalization, or merger or consolidation of us with any of our subsidiaries or any similar transaction that has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of us or any of our subsidiaries or (ii) any class of securities of us or any of our subsidiaries convertible into equity securities of us or any of our subsidiaries which are directly or indirectly owned by an interested stockholder or an affiliate or associate of an interested stockholder.

An interested stockholder is defined for purposes of this provision of our Certificate of Incorporation as an individual, corporation or other entity which, as of the record date for notice of the transaction or immediately prior to the transaction:

•	is one of our associates or affiliates and at any time within the prior two-year period was the beneficial owner, directly or indirectly, of 10% or more of our outstanding voting securities, or

•	is, or was at any time within the prior two-year period, the beneficial owner, directly or indirectly, of 10% or more of our outstanding voting securities, or

•	is under circumstances described in more detail in our Certificate of Incorporation, an assignee of any of the persons described above.

A person is the beneficial owner of any voting securities which:

•	that person or any of its affiliates or associates, beneficially owns, directly or indirectly,

•

that person or any of its affiliates or associates has, directly or indirectly, the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, or

•

are beneficially owned, directly or indirectly, by any other person with which the person in question or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock.

As described below under “Description of Preferred Stock,” our board of directors has the authority to issue preferred stock in one or more series and to fix the powers, rights, designations preferences, qualifications, limitations and restrictions applicable to the preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing potential takeover attempts without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.

These provisions of our Certificate of Incorporation and Bylaws may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board of directors. Such provisions could deprive our stockholders of opportunities to realize a premium on their common stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking to control us or seeking a business combination with us to negotiate terms acceptable to our board of directors. These provisions of our Certificate of Incorporation and Bylaws can be changed or amended only by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock.

Stockholder rights plan

The Stockholder Rights Plan approved by our board of directors is designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by our board of directors and that prevents our stockholders from realizing the full value of their shares of our common stock. The rights are not intended to prevent a takeover of us.

We may redeem the rights at a price of $0.01 per right at any time prior to the acquisition of 10% or more of our outstanding common stock by a single acquiror or group. Accordingly, the rights should not interfere with any merger or business combination approved by our board of directors.

However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us that is deemed undesirable by our board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negotiation, purchase or redemption of the rights.

Delaware law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any merger or consolidation involving the corporation or any majority-owned subsidiary and the interested stockholder;

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any majority-owned subsidiary of any stock of the corporation or of such subsidiary to the interested stockholder;

•

any transaction involving the corporation or any majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•

the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary.

In general, Section 203 defines “interested stockholder” to be any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original Certificate of Incorporation or in an amendment to its Certificate of Incorporation or Bylaws approved by its stockholders. We have not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, N.A.

Listing

Our common stock is listed for trading on the NASDAQ Global Select Market under the trading symbol “ETFC.”

Description of preferred stock

This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designation relating to each series of preferred stock and is also subject to our Certificate of Incorporation.

We have summarized certain terms of the certificate of designation below. The summary is not complete. The certificate of designation will be filed with the SEC in connection with an offering of preferred stock.

Under our Certificate of Incorporation, our board of directors has the authority to:

•	create one or more series of preferred stock,

•	issue shares of preferred stock in any series up to the maximum number of shares of preferred stock authorized, and

•	determine the preferences, rights, privileges and restrictions of any series.

Our board may issue authorized shares of preferred stock, as well as authorized but unissued shares of common stock, without further stockholder action, unless stockholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted.

The prospectus supplement will describe the terms of any preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	the method by which amounts in respect of the preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

•

whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, and the terms and conditions of conversion or exchange;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

Our board of directors could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of preferred stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. The issuance of these shares of capital stock may defer or prevent a change in control of our company without any further stockholder action.

In connection with our Stockholder Rights Plan, our board of directors has designated and reserved for issuance a series of 500,000 shares of Series B Participating Cumulative Preferred Stock, par value $0.01 per share. We may issue these shares of preferred stock under certain circumstances if the rights distributed to our stockholders pursuant to our Stockholder Rights Plan become exercisable. See “Description of Common Stock—Stockholder Rights Plan.”

The transfer agent for each series of preferred stock will be described in the relevant prospectus supplement.

Description of debt securities

Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series pursuant to, in the case of senior debt securities, a senior indenture to be entered into between us and a trustee to be named therein, and in the case of subordinated debt securities, a subordinated indenture to be entered into between us and a trustee to be named therein. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act of 1939.

Because the following is only a summary of selected provisions of the indentures and the debt securities, it does not contain all information that may be important to you. This summary is not complete and is qualified in its entirety by reference to the base indentures and any supplemental indentures thereto or officer’s certificate or board resolution related thereto. We urge you to read the indentures because the indentures, not this description, define the rights of the holders of the debt securities. The senior indenture and the subordinated indenture will be substantially in the forms included as exhibits to the registration statement of which this prospectus is a part.

As used in this section of the prospectus and under the captions “Description of Capital Stock,” “Description of Warrants” and “Description of Units,” the terms “we,” “us” and “our” refer only to E*TRADE and not to any existing or future subsidiaries of E*TRADE.

General

The senior debt securities will constitute unsecured and unsubordinated obligations of ours and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute our unsecured and subordinated obligations and will be junior in right of payment to our Senior Indebtedness (including senior debt securities), as described under the heading “Certain Terms of the Subordinated Debt Securities—Subordination.”

We conduct most of our operations through subsidiaries. Consequently, our ability to pay our obligations, including our obligation to pay principal or interest on the debt securities, to pay the debt securities at maturity or upon redemption or to buy the debt securities may depend on our subsidiaries repaying investments and advances we have made to them, and on our subsidiaries’ earnings and their distributing those earnings to us. The debt securities will be effectively subordinated to all obligations (including trade payables and preferred stock obligations) of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and contractual restrictions. The indentures will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

The debt securities will be our unsecured obligations. Our secured debt and other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

You should look in the prospectus supplement for any additional or different terms of the debt securities being offered, including the following terms:

•	the debt securities’ designation;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount (i.e. price) at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•

the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment date;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•

the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

•	the form of the debt securities;

•	any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

•	the terms and conditions, if any, upon which we may have to repay the debt securities early at your option;

•

the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•

the terms and conditions upon which conversion or exchange of the debt securities may be effected, if any, including the initial conversion or exchange price or rate and any adjustments thereto and the period or periods when a conversion or exchange may be effected;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	provisions for electronic issuance of debt securities or for debt securities in uncertificated form; and

•

any other terms of the debt securities, including any terms which may be required by or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

Certain terms of the senior debt securities

Covenants

Unless otherwise indicated in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, merger and sale of assets

Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the senior indenture);

•	the successor entity assumes our obligations on the senior debt securities and under the senior indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

No protection in the event of a change of control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions which may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of default

An event of default for any series of senior debt securities is defined under the senior indenture as being:

•

our default in the payment of principal or premium on the senior debt securities of such series when due and payable whether at maturity, upon acceleration, redemption, or otherwise, if that default continues for a period of five days (or such other period as may be specified for such series);

•

our default in the payment of interest on any senior debt securities of such series when due and payable, if that default continues for a period of 60 days (or such other period as may be specified for such series);

•

our default in the performance of or breach of any of our other covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 consecutive days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

•	there occurs any other event of default provided for in such series of senior debt securities;

•	a court having jurisdiction enters a decree or order for:

•	relief in respect of us in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

•	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or for all or substantially all of our property and assets; or

•	the winding up or liquidation of our affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days.

•	we:

•

commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law;

•

consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of ours for all or substantially all of our property and assets; or

•	effect any general assignment for the benefit of creditors.

The default by us under any other debt, including any other series of debt securities, is not a default under the senior indenture.

If an event of default other than an event of default specified in the last two bullet points above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such senior debt securities to be immediately due and payable.

If an event of default specified in the last two bullet points above occurs with respect to us and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the senior debt securities of all series then outstanding under the senior indenture (treated as one class) may, by written notice to us and to the trustee, if such notice is given by the holders, declare the entire principal amount of, and accrued interest, if any, on each series of senior debt securities then outstanding to be immediately due and payable.

Upon a declaration of acceleration, the principal amount of and accrued interest, if any, on such senior debt securities shall be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class (or, of all the senior debt securities, as the case may be, voting as a single class). Furthermore, subject to various provisions in the senior indenture, the holders of at least a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability, or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of or interest, if any, on such senior debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all conditions and covenants under the senior indenture.

Discharge and defeasance

The senior indenture provides that, unless the terms of any series of senior debt securities provides otherwise, we may discharge our obligations with respect to a series of senior debt securities and the senior indenture with respect to such series of senior debt securities if:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all senior debt securities of such series outstanding under the senior indenture;

•

all senior debt securities of such series previously authenticated and delivered with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by us under the senior indenture; or

•

the senior debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, and we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the senior debt securities of such series, for that purpose, the entire amount in cash or, in the case of any series of senior debt securities payments on which may only be made in U.S. dollars, U.S. government obligations (maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient), after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay principal of and interest on the senior debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by us under the senior indenture.

With respect to the first and second bullet points, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee under the senior indenture shall survive. With respect to the third bullet point, certain rights and obligations under the senior indenture (such as our obligation to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such senior debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) shall survive until such senior debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee shall survive.

Unless the terms of any series of senior debt securities provide otherwise, on the 121st day after the date of deposit of the trust funds with the trustee, we will be deemed to have paid and will be discharged from any and all obligations in respect of the series of senior debt securities provided for in the funds, and the provisions of the senior indenture will no longer be in effect with respect to such senior debt securities (“legal defeasance”); provided that the following conditions shall have been satisfied:

•

we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the senior debt securities of such series, for payment of the principal of and interest on the senior debt securities of such series, cash in an amount or, in the case of any series of senior debt securities payments on which can only be made in U.S. dollars, U.S. government obligations (maturing as to principal and interest at such times and in such amounts as will insure the availability of cash) or a combination thereof sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the senior debt securities of such series to maturity or earlier redemption, as the case may be, and any mandatory sinking fund payments on the day on which such payments are due and payable in accordance with the terms of the senior indenture and the senior debt securities of such series;

•

such deposit will not result in a breach or violation of, or constitute a default under, the senior indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no default or event of default with respect to the senior debt securities of such series shall have occurred and be continuing on the date of such deposit;

•

we shall have delivered to the trustee either an officer’s certificate and an opinion of counsel that the holders of the senior debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercising our option under this provision of the senior indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred or a ruling by the Internal Revenue Service to the same effect; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the senior indenture relating to the contemplated defeasance of the senior debt securities of such series have been complied with.

Subsequent to the legal defeasance above, certain rights and obligations under the senior indenture (such as our obligation to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the exchange of such senior debt securities, to deliver such senior debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) shall survive until such senior debt securities are no longer outstanding. After such senior debt securities are no longer outstanding, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee shall survive.

Modification and waiver

We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•	to convey, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•	to evidence the succession of another corporation to us, and the assumption by such successor corporation of our covenants, agreements and obligations under the senior indenture;

•

to cure any ambiguity, defect, or inconsistency in the senior indenture or in any supplemental indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders of the senior debt securities of any series in any material respect, or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or a prospectus supplement;

•	to comply with the provisions described under “—Certain Covenants—Consolidation, Merger and Sale of Assets”;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to provide for or add guarantors with respect to the senior debt securities of any series;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to make any change that is necessary or desirable provided that such change shall not adversely affect the interests of the holders of the senior debt securities of any series in any material respect;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting as one class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	changes the stated maturity of the principal of, or any installment of interest on, any senior debt securities of such series;

•	reduces the principal amount of, or premium, if any, or interest on, any senior debt securities of such series;

•	changes the place or currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;

•	changes the provisions for calculating the optional redemption price, including the definitions relating thereto;

•

changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment of any senior debt securities of such series on or after the due date therefor;

•

reduces the above-stated percentage of outstanding senior debt securities of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the senior indenture;

•	waives a default in the payment of principal of or interest on the senior debt securities;

•	adversely affects the rights of such holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such holder; or

•

modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification.

It shall not be necessary for the consent of the holders under this section of the senior indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the senior indenture becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. We will mail supplemental indentures to holders upon request. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

No personal liability of incorporators, stockholders, officers, directors

The senior indenture provides that no recourse shall be had under or upon any obligation, covenant, or agreement of ours in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer or director of ours or of any successor person thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the trustee

The senior indenture provides that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

We may have normal banking relationships with the trustee under the senior indenture in the ordinary course of business.

Unclaimed funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the maturity date of such senior debt securities will be repaid to us upon our request. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing law

The senior indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Certain terms of the subordinated debt securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination, or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities. Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination

The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all our Senior Indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•

all of the indebtedness of that person for money borrowed, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute Senior Indebtedness for purposes of the subordinated debt indenture.

Description of depositary shares

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of E*TRADE, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of preferred stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;
•	the initial issuance of the depositary shares;
•	any redemption of the preferred stock; and
•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;
•	withhold dividends and distributions; and
•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor E*TRADE will be liable if either the depositary or E*TRADE is prevented or delayed by law or any circumstance beyond either the depositary or E*TRADE’s control in performing their respective obligations under the deposit agreement. E*TRADE’s obligations and the depositary’s obligations will be limited to the performance in good faith of E*TRADE or the depositary’s respective duties under the deposit agreement. Neither the depositary nor E*TRADE will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. E*TRADE and the depositary may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and removal of depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

Federal income tax consequences

Owners of the depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for federal income tax purposes and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

Description of rights

We may issue rights to purchase our common stock, preferred stock or other offered security independently or together with any other offered security. Any rights that we may issue may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

Description of warrants

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Description of purchase contracts

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof of vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Description of units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, rights, warrants, debt securities, depositary shares, shares of preferred stock, shares of common stock or any combination of such securities.

Forms of securities

Each debt security, depositary share, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global securities

We may issue the registered debt securities, depositary shares, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of E*TRADE, the trustee, any warrant agent, unit agent or any other agent of E*TRADE, agent of the trustee or agent of such warrant agent or unit agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders of that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based on directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Plan of distribution

We or selling security holders may sell the securities being offered hereby in the following manner or any manner specified in a prospectus supplement:

•	directly to purchasers;
•	through agents;
•	through underwriters; and
•	through dealers.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had with us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

We or any selling security holder may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us or any selling security holder in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, any selling security holder will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us and by any selling security holder against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us or any selling security holder in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Validity of securities

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk  & Wardwell.

Experts

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, as of January 1, 2007, and the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurement, and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, on January 1, 2008, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting) which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$400,000,000

E*TRADE Financial Corporation

Common stock

Prospectus Supplement

J.P. Morgan	Sandler O’Neill + Partners, L.P.

E*TRADE Securities LLC

                    , 2009